UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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EPAM Systems, Inc.

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Dear Fellow Stockholders,

On behalf of our Board of Directors, we are pleased to invite you to attend the EPAM Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 31, 2024, beginning at 10:00 am EDT. Details for attending the Annual Meeting via live audio webcast are in the Notice of 2024 Annual Meeting of Stockholders following this letter.

When I look back at how EPAM has performed in the past few years, I realize that we have faced unprecedented levels of change and transformation in our business. At the same time, our Company has never shown more flexibility in responding to a highly dynamic operating environment.

As we began 2023, we faced an environment of heightened economic uncertainty and complex demand conditions, which required EPAM to adapt as we leaned harder into the market to:

•	Win and quickly grow new clients through increased focus on domain-led sales and go-to-market efforts and investments in global partnerships.

•	Address our current clients’ most pressing tactical issues, including the mix of engagement models, cost-takeouts, and consolidation priorities, all the while protecting long-term relationships.

•	Continuously invest in our strategic priorities, which included Consulting, AI, Digital, Data and Security.

Additionally, we made considerable progress in the acceleration of our Geographic Diversification Strategy over the last two years, integrating more than 13,000 employees we relocated from the region impacted by the war in Ukraine, in addition to hiring in geographies including India and Latin America.

Over the last two years, EPAM has transformed its footprint significantly and, we believe, now has one of the most diversified talent footprints across multiple locations in Central and Eastern Europe, Central and Western Asia, India, and Latin America.

In 2023, EPAM was not immune to the pressures of an IT services market that focused on cost versus investment in custom build and related services, which impacted our financial performance when compared to 2022, including:

•	Revenues of approximately $4.7 billion, a contraction of 2.8% on a reported basis,
•	GAAP Operating Margins of approximately 11% and Non-GAAP Operating Margins* of 16.3%, which was within our initially guided range established at the beginning of 2023,

•	From an EPS perspective, GAAP diluted earnings per share (EPS) of $7.06, and Non-GAAP* diluted EPS

•	of $10.59, with a year-over-year EPS growth of flat to down 2.8% respectively, and finally

•	Completing the year with a strong balance sheet, with more than $2.0 billion in cash and cash equivalents.

Lastly, we continue to focus on a holistic EPAM, by making positive contributions to the communities in which we operate and championing corporate social responsibility efforts, including:

•	The advancement of our sustainability journey, the core pillars of which include operating ethically, protecting the environment, and supporting our global and local communities, including EPAM’s focused efforts to our employees in Ukraine, where we have provided more than $62 million of humanitarian relief over the last two years.

•	New in 2023, the launch of EPAM’s Employee Affinity Groups across the Company, focused on building awareness, community and supporting a diverse workforce within EPAM.

I am encouraged by the road ahead. If there is one thing we have proven over our 30 years of existence, EPAM is adaptable. We remain committed to accelerating our mission of becoming a true value orchestrator for our customers.

In conclusion, I want to thank our stockholders, who have been faithful, and believe in the long-term value creation story that EPAM stands for. I look forward to our continued partnership together.

We look forward to this year’s Annual Meeting.

Arkadiy Dobkin

President, Chief Executive Officer and Chairman of the Board

April 16, 2024

*	Non-GAAP operating margin and diluted EPS are non-GAAP financial measures. Refer to “Appendix A: Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” for additional information.

1 | 2024 Proxy Statement

Notice of 2024 Annual Meeting of Stockholders

Time & Date	10:00 a.m. EDT – May 31, 2024

Place	Live audio webcast of the Annual Meeting will be available at https://www.virtualshareholdermeeting.com/EPAM2024.

Access	You will be able to attend the Annual Meeting, vote, and submit your questions during the live audio webcast of the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/EPAM2024. You will be able to vote and submit questions before the Annual Meeting at www.proxyvote.com by logging in using the 16-digit control number provided with your proxy materials.

Record Date	The record date for the determination of the stockholders entitled to vote at the Annual Meeting (“Record Date”), or any adjournments or postponements thereof, was the close of business on April 2, 2024.

Additional Information	Additional information regarding the matters to be acted on at the Annual Meeting is included in the accompanying proxy statement.

Proxy Voting	PLEASE SUBMIT YOUR PROXY THROUGH THE INTERNET, TELEPHONE, OR MARK, SIGN, DATE AND RETURN YOUR PROXY CARD.

Board Recommendation

Items of Business	1. To elect four Class III directors to hold office for a three-year term or until their successors are elected and qualified.	Vote FOR all

	2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024.	Vote FOR

	3. To approve, on an advisory and non-binding basis, the compensation for our named executive officers as disclosed in this Proxy Statement.	Vote FOR

	4. To hold an advisory vote on a stockholder proposal to declassify our Board of Directors and elect each director annually.	No recommendation

	5. To transact such other business as may properly come before the Annual Meeting.	N/A

By Order of the Board of Directors of EPAM Systems, Inc.:

Edward Rockwell
Senior Vice President, General Counsel and Corporate Secretary

April 16, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 31, 2024. The Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 are available at https://www.proxyvote.com.

2 | 2024 Proxy Statement

Contents

General Information	4
Notice of Internet Availability of Proxy Materials	4
Board of Directors	6
Director Selection Process	6
Stockholder Recommendations & Nominations of Director Candidates	7
Board Composition	7
Corporate Governance	15
Board Leadership Structure	15
Director Independence	16
Risk Oversight	16
Succession Planning	17
Board Meetings	17
Communications to the Board	17
Code of Ethical Conduct & Corporate Governance Guidelines	18
Environmental, Social & Governance Commitment	19
Committees of the Board	20
Our Executive Officers	23
Security Ownership of Certain Beneficial Owners & Management	26
Certain Relationships & Related Transactions	28
Report of the Audit Committee	30
Compensation of Directors	31
Executive Compensation	34
Compensation Committee Interlocks & Insider Participation	34
Compensation Committee Report	34
Compensation Discussion & Analysis	34
Overview	34
Compensation Philosophy and Objectives	36
Compensation-Setting Process	38
Elements of Compensation	41
Other Employment Arrangements	43
Compensation Risk Assessment	44
Tax Deductibility	44
Stock Ownership Guidelines	44
Prohibition on Hedging or Pledging EPAM Common Stock	44
Clawback Policy	44
Summary Compensation Table	45
Grants of Plan-Based Awards	46
Outstanding Equity Awards at Fiscal Year-End	47
Options Exercised & Stock Vested	49
Potential Payments on Termination and Change of Control	49
2023 Pay Ratio Disclosure	51
Pay Versus Performance	52
Independent Registered Public Accounting Firm	55
Proposal 1: Election of Directors	56
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	57
Proposal 3: Annual Advisory Vote to Approve Executive Compensation	58
Proposal 4: Stockholder Proposal Requesting Board Action to Eliminate the Classified Board by Approving Amendments to the Amended and Restated Certificate of Incorporation	59
Householding	60
Questions and Answers About the 2024 Annual Meeting & Voting Your Shares	60
Stockholder Proposals for the 2025 Annual Meeting	66
Other Matters	68
Appendix A: Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures	A-1

3 | 2024 Proxy Statement

General Information

The Board of Directors (the “Board”) of EPAM Systems, Inc., a Delaware corporation (“we” or “EPAM”), is soliciting proxies to be used at the annual meeting of stockholders of EPAM to be held on Friday, May 31, 2024, at 10:00 a.m. EDT through a live audio webcast available via https://www.virtualshareholdermeeting.com/EPAM2024 and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being distributed to stockholders on or about April 16, 2024. The Board is requesting that you permit your common stock to be represented at the Annual Meeting by the persons named as proxies for the Annual Meeting.

The proxy solicitation materials, including the Notice of 2024 Annual Meeting of Stockholders, this Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2023, which includes our audited consolidated financial statements for the year ended December 31, 2023 (the “2023 Annual Report”) and the proxy card or voting instruction card (collectively, the “Proxy Materials”), are being furnished to the holders of our common stock, par value $.001 per share (the “Common Stock”), in connection with the solicitation of proxies by the Board for use in voting at the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Throughout this Proxy Statement you will find links to our website. The information on our website is not incorporated by reference into this Proxy Statement or into our 2023 Annual Report. The Proxy Materials are available at https://www.proxyvote.com on or about April 16, 2024 to all stockholders entitled to vote at the Annual Meeting.

Notice of Internet Availability of Proxy Materials

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making the Proxy Materials available to our stockholders primarily electronically via the Internet rather than mailing printed copies of these materials to each stockholder. We believe that this process expedites stockholders’ receipt of the Proxy Materials, lowers the costs incurred by EPAM for the Annual Meeting and helps to conserve natural resources.

On or about April 16, 2024, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) in the form of a mailing titled “Important Notice Regarding the Availability of Proxy Materials.” The Notice contains instructions on how to access the Proxy Materials, and how to vote on the Internet.

If you received the Notice by mail, you will not receive a printed copy of the Proxy Materials unless you request a printed copy, currently or on an ongoing basis. If you received a Notice by mail and would like to receive a paper or email copy of the Proxy Materials, follow the instructions on the Notice. Stockholders who requested paper copies of the Proxy Materials or previously elected electronic receipt did not receive a Notice and will receive the Proxy Materials in the format requested.

4 | 2024 Proxy Statement

In 2023, EPAM was not immune to the pressures of a lower demand environment, which impacted our financial performance when compared to 2022. Despite the complexity and volatility in the IT services environment, we invested in winning and quickly growing new clients through increased focus on domain-led sales and go-to-market efforts and built global partnerships to address the engagement models and consolidation priorities most pressing to our customers. We focused on strategic priorities like enhancing our Consulting, Cloud, AI, Digital, Data, and Security offerings while delivering GAAP income from operations of 10.7% and non-GAAP income from operations* of 16.3%, and finished the year with more than $2.0 billion in cash and cash equivalents on our balance sheet.

*	Growth rate impacted by the Company’s decision to exit its Russian Operations.

Non-GAAP income from operations is a non-GAAP financial measure. Refer to “Appendix A: Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” for additional information.

5 | 2024 Proxy Statement

Board of Directors

Our certificate of incorporation and bylaws provide that the Board will consist of no fewer than three and no more than 10 persons and that the exact number of members of the Board will be determined from time to time by resolution of a majority of our entire Board. The Board currently consists of 10 members.

The Board is divided into three classes, with each director serving a three-year term and one class being elected at each annual meeting of stockholders. The Board has considered Proposal 4, which is a stockholder proposal to declassify the Board, and has determined to neither support nor oppose the proposal, nor to provide a voting recommendation to stockholders. If stockholders vote in favor of Proposal 4, the Board, consistent with its fiduciary duties, would reexamine its position with respect to the classified board structure.

Director Selection Process

The Nominating and Corporate Governance Committee recommends to the Board those directors to stand as nominees for election at the annual meeting of stockholders and makes recommendations to the Board for appointment of a director to fill any vacancy or expansion of the Board. The Nominating and Corporate Governance Committee evaluates the composition of the Board and its committees at each regular meeting, and considers the individual and aggregate characteristics, professional backgrounds, and areas of expertise with the goal of a well-balanced and effective Board. All of our directors and director candidates must possess integrity and high ethical standards, excellent business judgment, and be willing to commit appropriate time and effort to service on the Board.

The Nominating and Corporate Governance Committee reviews feedback from the most recent Board and committee evaluations in assessing the makeup of the Board, its committees, and future needs. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board from time to time and considers new director candidates for potential expansion of the Board or to fill any vacancies. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current

Board members, professional search firms engaged by the committee, stockholders, members of management, or others. The committee reviews recommendations, evaluates biographical information and considers background checks and material relating to potential candidates and, as appropriate, interviews selected candidates. A candidate may meet with our management as appropriate. These candidates may be evaluated at meetings of the committee and may be considered at any point during the year.

At this time, neither the Board nor the Nominating and Corporate Governance Committee has established any minimum qualifications or skills for directors, however the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines.

Corporate Governance Guidelines: Director Selection

The Board considers several criteria when evaluating candidates for director, including a nominee’s:

•	Judgment

•	Diversity

•	Personal integrity

•	Skills

•	Actual or potential conflicts of interest

•	Knowledge of our business and industry

•	Independence

•	Background and experience

•	Experience in various geographies

•	Other board commitments

•	Risk oversight experience and strategy

•	Ability to address the needs of the Board and its committees

•	Financial literacy and expertise

•	Ability to devote time and attention to the Board and its committees

6 | 2024 Proxy Statement

There are no specific criteria or weights that the Nominating and Corporate Governance Committee uses to evaluate potential nominees, and not every criterion may be relevant or required for a given nominee. We think that the directors should have a range of backgrounds and qualifications that enable the Board to perform its duties. The Board values diversity and has included diversity as a consideration for director candidates in our Corporate Governance Guidelines. The Board has implemented its diversity policy by including, and instructing search firms to include, diverse candidates in the group of possible director candidates that the Nominating and Corporate Governance Committee considers. The Nominating and Corporate Governance Committee assesses the effectiveness of the diversity policy while evaluating the composition of the Board and its committees at each regular meeting and against a large index of peers annually.

Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the four director nominees identified below for election as Class III directors at the Annual Meeting. These directors will serve until the annual meeting of stockholders in 2027, or until their respective successors have been elected and qualified. The director nominees set forth below have consented to being named in this Proxy Statement as nominees and have agreed to serve as directors if elected. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

Stockholder Recommendations & Nominations of Director Candidates

The Nominating and Corporate Governance Committee utilizes a variety of methods to identify and evaluate director nominees, including nominees recommended by stockholders. Our bylaws permit stockholders to nominate directors for consideration at our annual stockholder meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. The committee’s policy is to consider stockholder nominations using the same process and criteria as all other director candidates. In evaluating all director nominations, the committee seeks to balance an individual’s knowledge, experience, capabilities, and compliance with the membership criteria established by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee.

Our bylaws also provide for proxy access stockholder nominations of director candidates by eligible stockholders. Appropriately nominated proxy access candidates will be included in the Company’s proxy statement and ballot. A stockholder who wishes to formally nominate a candidate, whether for inclusion in our proxy statement or not, must follow the procedures described in our bylaws, which are summarized in this Proxy Statement under the heading “Stockholder Proposals for the 2025 Annual Meeting.”

A stockholder who wishes to suggest a director candidate for consideration should send the candidate’s name and qualifications to our Corporate Secretary using the contact information that can be found in this Proxy Statement under the heading “Communications to the Board.”

Board Composition

Our Board is comprised of active and engaged experts in fields related to EPAM’s business, from a variety of professional backgrounds. Moreover, our Board believes that a diverse representation of characteristics broadens our Board’s views on issues that matter to our people, customers, and other stakeholders.

The table below summarizes the key qualifications, skills, and attributes in up to five areas of focused expertise that each director possesses. Many of our directors have more than five of these qualifications, however. The table below also summarizes the diversity and experience of our Board. Our Board and our Nominating and Corporate Governance Committee believe that the overall mix of professional qualifications, diverse backgrounds and viewpoints, and experience of our directors creates an environment for effective oversight of the business and its management.

In addition to these varied qualifications and expertise areas, our Board believes every member should possess high integrity, an understanding of our business, and a commitment to EPAM’s principles and creation of stockholder value.

7 | 2024 Proxy Statement

Key Qualifications	Dobkin	Vargo	Aguirre	Mayoras	McMahon	Robb	Roman	Segert	Shan	Smart

Financial		✓		✓	✓		✓	✓	✓

Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Global Business	✓	✓	✓		✓	✓	✓		✓	✓

Human Capital	✓			✓				✓		✓

Technology & Innovation	✓		✓	✓	✓	✓	✓	✓

Mergers & Aquisitions	✓	✓					✓	✓	✓

Sales & Marketing			✓	✓		✓			✓

Public Company Board		✓	✓			✓				✓

Board Diversity & Experience	Dobkin	Vargo	Aguirre	Mayoras	McMahon	Robb	Roman	Segert	Shan	Smart

Gender Diversity	Male	Male	Female	Male	Female	Male	Male	Male	Female	Female

Ethnic & Geographic Diversity	Born outside US					Born outside US	Born outside US		Asian

Tenure (Years)	21	12	1	11	<1	20	4	12	5	7

Key Qualification Definitions

Financial	Experience with complex financial management, financial reporting, and strategic capital allocation

Leadership	Demonstrated executive leadership, including delivering operating results and long-term growth

Global Business	Experience in business enterprises in global markets, including understanding geopolitical, cultural, operational, regulatory, and other relevant aspects

Human Capital	Experience ensuring the organization has the talent (human capital) that it needs to deliver on its stated mission and outcomes by defining the talent needs, creating an inclusive and values-driven culture, and creating a value proposition to attract, develop and retain talent in competitive markets

Technology & Innovation	Experience in relevant technology; understanding of technology trends; ability to anticipate and plan for new business models

Mergers & Aquisitions	Experience leading inorganic growth through acquisitions, including understanding of valuation, synergy planning, and operational integration execution

Sales & Marketing	Experience growing sales, branding, and developing market awareness

Public Company Board	Service as a member of a public company board of directors (other than EPAM)

8 | 2024 Proxy Statement

Our Board includes directors that have served a range of tenures to allow for institutional knowledge and continuity, balanced with diversity as well as refreshed perspectives. The graphics below summarizes the age, tenure, gender, and committee leadership characteristics of the Board.

Average Director Age is 62	40% of the Board is Female	Average Director Tenure is 9.6 Years

Two-Thirds of Committee Chairs are Female	Gender, Ethnic & Geographic Diversity

Biographical information concerning the nominees and the current directors of the Board whose terms will continue after the Annual Meeting appears below. Ages are as of April 16, 2024.

					Board Committees
Name	Age	Position	Director Since	Class	AC*	NGC*	CC*	Term Ends

Arkadiy Dobkin	63	Chairman, President and CEO	2002	III				2024

Ronald Vargo	70	Independent Director	2012	II	Member	Member		2026

DeAnne Aguirre	63	Independent Director	2023	III		Member		2024

Richard Michael Mayoras	61	Independent Director	2013	I		Member	Member	2025

Chandra McMahon	57	Independent Director	2023	III	Member			2024

Karl Robb	61	Independent Director	2004	I				2025

Eugene Roman	66	Independent Director	2020	II	Member			2026

Robert E. Segert	55	Independent Director	2012	III		Chair		2024

Helen Shan	56	Independent Director	2018	I	Chair		Member	2025

Jill Smart	64	Independent Director	2016	II			Chair	2026

*AC = Audit Committee; NGC = Nominating and Corporate Governance Committee; CC = Compensation Committee

9 | 2024 Proxy Statement

Director Nominees

Class III Directors with Terms Expiring at the Annual Meeting in 2024 or in 2027 if elected

The Board nominees possess specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that such persons should serve as directors of EPAM, in light of our business and structure.

Age: 63 Director Since: 2002 Birthplace: Belarus Key Qualifications: Leadership, Global Business, Human Capital, Technology & Innovation, Mergers & Acquisitions

Our Board believes Mr. Dobkin’s experience as an IT professional and executive in the IT services industry coupled with his in-depth understanding of our global delivery model provide him with the necessary skills to serve as a member of our Board and will enable him to provide valuable insight to the Board and our management team regarding operational, strategic and management issues as well as general industry trends.

Career Highlights EPAM Systems, Inc. • Co-Founder (1993 – Present) • Chairman and CEO (2002 – Present) Board Roles & Committees • Chairman

Select Professional & Community Contributions

•  GLOBSEC Tatra Summit Business Leadership Award, 2021

•  Ernst & Young World Entrepreneur of the Year Academy (Inducted 2015)

Other Public Company Boards

None

Age: 55 Director Since: 2012 Birthplace: USA Independent Director Key Qualifications: Financial, Leadership, Human Capital, Technology & Innovation, Mergers & Acquisitions

Our Board believes Mr. Segert’s 20-plus years of experience as an executive in the business services and consulting industry provide him with the necessary skills to serve as a member of our Board and enable him to provide valuable insight to the Board regarding financial and investor relations issues.

Career Highlights

athenahealth, Inc.

•  Chairman and CEO (2019 – Present)

Virence Health Technologies

•  Chairman and CEO (2018 – 2019)

Aspect Software

•  Executive Chairman (2016 – 2018)

Expert Global Solutions, Inc.

•  President and CEO (2014 – 2016)

GXS Worldwide, Inc.

•  President and CEO (2008 – 2014)

Board Roles & Committees • Chair – Nominating and Corporate Governance Committee Other Public Company Boards None

10 | 2024 Proxy Statement

Age: 63 Director Since: 2023 Birthplace: USA Independent Director Key Qualifications: Leadership, Global Business, Technology & Innovation, Sales & Marketing, Public Company Board

Our board believes Ms. Aguirre is qualified to serve as a director based on more than 30 years of experience in leadership roles in the global strategy and technology consulting industry along with her experience as a member of both public and private company boards and their committees.

Career Highlights

PricewaterhouseCoopers

•  Managing Partner (2015 – 2020)

•  North America Strategy Business

•  Health Strategy Business

•  Global Leader – Katzenbach Center

Booz Allen & Hamilton, Inc./Booz & Co.

•  Global and Regional Leadership Positions (1996 – 2015)

•  Global Co-Leader – Organization & Strategic Leadership Business

•  Technology Leader – Southern Cone

•  Global Chief Human Resources Officer

Board Roles & Committees • Member – Nominating and Corporate Governance Committee Select Professional & Community Contributions • Cisive – Director Other Public Company Boards • Hercules Capital, Inc.

Age: 57 Director Since: 2023 Birthplace: USA Independent Director Key Qualifications: Financial, Leadership, Global Business, Technology & Innovation	Our board believes Ms. McMahon is qualified to serve as a director based on her breadth of experience in cybersecurity, information technology solutions, and enterprise resiliency and her executive leadership roles in the health, telecommunications, and defense industries, which enable her to provide valuable insight to the Board regarding information security and business strategy issues.

Career Highlights

CVS Health

•  Senior Vice President and Chief Information Security Officer (2020 – Present)

Verizon Communications

•  Senior Vice President and Chief Information Security Officer (2015 – 2020)

Lockheed Martin

•  Vice President and Chief Information Security Officer

•  Vice President of Commercial Markets

•  President of Corporate Properties

Board Roles & Committees • Member – Audit Committee Other Public Company Boards None

11 | 2024 Proxy Statement

Continuing Directors

Class I with Terms Expiring at the Annual Meeting in 2025

Age: 61 Director Since: 2013 Birthplace: USA Independent Director Key Qualifications: Financial, Leadership, Human Capital, Technology & Innovation, Sales & Marketing	Our Board believes that Mr. Mayoras is qualified to serve as a director based on his prior executive leadership roles in the IT services industry and his experience and prior service as a member of the boards of directors of technology companies, which enable him to provide valuable insight to the Board regarding financial and business strategy issues.

Career Highlights

OnSolve, LLC

•  Executive Chairman (2018 – Present)

RedPrairie Corporation

•  President and CEO (2007 – 2013)

•  Various executive roles (2004 – 2007)

DigiTerra, Inc.

•  President (2001 – 2004)

Board Roles & Committees

•  Member – Compensation Committee

•  Member – Nominating and Corporate Governance Committee

Select Professional & Community Contributions

•  Softeon Inc. – Director

Other Public Company Boards

None

Age: 61 Director Since: 2004 Birthplace: United Kingdom Independent Director Key Qualifications: Leadership, Global Business, Technology & Innovation, Sales & Marketing, Public Company Board

Our Board believes that Mr. Robb’s extensive experience in and knowledge of the IT services industry in North America and Europe, as well as his experience starting two software companies and his extensive service and responsibilities at EPAM prior to his retirement, provide him with the necessary skills to serve as a member of our Board.

Our Board also believes this background enables Mr. Robb to provide valuable insight to the Board regarding strategy, business development, sales, operational and management issues, and general industry trends.

	Career Highlights EPAM Systems, Inc. • Executive Vice President and President of EU Operations (2004 – 2015) Fathom Technology Kft. • Co-Founder (2001 – 2004) Board Roles & Committees None	Select Professional & Community Contributions • Ajax Systems – Director • Visiquate, Inc. – Director Other Public Company Boards • Current – None • Past Five Years – Noventiq Holdings plc

12 | 2024 Proxy Statement

Age: 56 Director Since: 2018 Birthplace: USA Independent Director Key Qualifications: Financial, Leadership, Global Business, Mergers & Aquisitions, Sales & Marketing

Our Board believes Ms. Shan’s financial management expertise, as well as her previous experience in global strategy development and execution, provide her with the necessary skills to serve as a member of our Board and enable her to contribute valuable insight regarding financial and strategic business issues.

Career Highlights

FactSet Research Systems

•  Executive Vice President and Chief Revenue Officer (2021 – Present)

•  Executive Vice President and Chief Financial Officer (2018 – 2021)

Mercer

•  Chief Financial Officer (2014 – 2018)

Marsh & McLennan Companies

•  Vice President and Treasurer (2013 – 2014)

Board Roles & Committees

•  Chair – Audit Committee

•  Member – Compensation Committee

Select Professional & Community Contributions

•  S.C. Johnson College of Business, Cornell University – Member of Johnson Advisory Council

Other Public Company Boards

None

Class II with Terms Expiring at the Annual Meeting in 2026

Age: 66 Director Since: 2020 Birthplace: Canada Independent Director Key Qualifications: Financial, Leadership, Global Business, Technology & Innovation, Mergers & Aquisitions

Our Board believes that Mr. Roman’s more than 35 years of experience as an information technology and telecommunications executive in the retail and business services industries and his financial background provide him with the necessary skills to serve as a member of our Board and enable him to provide valuable insight to the Board regarding technology, financial, and strategic issues.

Career Highlights

Design AI Ltd.

•  Principal (2019 – Present)

Metrolinx

•  Chief Information Officer (2020-2021)

Canadian Tire Corporation

•  Executive Vice President (2012 – 2018)

Nortel Networks Corporation, Bell Canada Enterprises Inc., and Open Text Corporation

•  Progressively senior business and technology roles

Board Roles & Committees

•  Member – Audit Committee

Select Professional & Community Contributions

•  Lakeland Holding Ltd. – Director

•  Community Trust Co. – Director

•  York University – Board of Governors

•  Finance and Audit Committee

•  Governance and Human Resources Committee

Other Public Company Boards

•  Current – None

•  Past Five Years – The Stars Group

13 | 2024 Proxy Statement

Age: 64 Director Since: 2016 Birthplace: USA Independent Director Key Qualifications: Leadership, Global Business, Human Capital, Public Company Board

Our Board believes Ms. Smart’s industry experience, more than 20 years of consulting experience, and human resources leadership expertise enable Ms. Smart to provide valuable insight to the Board regarding human capital, executive compensation, and strategy.

Career Highlights

National Academy of Human Resources

•  President Emeritus (2023 – 2024)

•  President (2015 – 2023)

JBSmart Consulting, LLC

•  Founder and CEO (2021 – Present)

Accenture

•  Chief Human Resources Officer (2004-2014)

•  Various positions of increasing authority (1981 – 2004)

Board Roles & Committees

•  Chair – Compensation Committee

Select Professional & Community Contributions

•  AlixPartners – Director

•  Cerity Partners – Advisory Board Member

•  Certree – Advisory Board Member

•  SucceedSmart – Advisory Board Member

•  University of Illinois Chicago Athletic Advisory Board and Gies College of Business Dean’s Business Council – Member

Other Public Company Boards

•  World Kinect Corporation

•  HireRight Holdings Corporation

Age: 70 Director Since: 2012 Birthplace: USA Independent Director Key Qualifications: Financial, Leadership, Global Business, Mergers & Acquisitions, Public Company Board

Our Board believes Mr. Vargo’s 30-plus years of experience as a financial and business executive, and his experience serving as a member of the board of directors of other public companies, provide him with the necessary skills to serve as a member of our Board and enable him to provide valuable insight to the Board regarding strategic, financial, compliance and investor relations issues.

Career Highlights

ICF International, Inc.

•  Executive Vice President and CFO (2010 – 2011)

Electronic Data Systems Corporation

•  Executive Vice President and CFO (2006 – 2008)

•  Vice President and Treasurer (2004 – 2006)

TRW, Inc.

•  Vice President (1991 – 2003)

•  Investor Relations and Treasurer (1991 – 1994, 1999 – 2002)

•  Strategic Planning and Business Development (1999 – 2002)

Board Roles & Committees

•  Lead Independent Director

•  Member – Audit Committee

•  Member – Nominating and Corporate Governance Committee

Other Public Company Boards

•  Current – Enersys

•  Past Five Years – Ferro Corporation

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Corporate Governance

Our corporate governance practices cultivate and support our long-term organizational achievements. Our Board brings a mix of backgrounds, experience, and other factors that are essential to strong oversight. The Board is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. The Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals.

CORPORATE GOVERNANCE HIGHLIGHTS

•	Nine of the Board’s 10 directors are independent

•	The Board annually elects a Lead Independent Director

•	Each of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees consist of only independent directors

•	The independent directors regularly schedule and hold executive sessions

•	The Nominating and Corporate Governance Committee conducts annual Board and committee evaluations

•	The “Say-On-Pay” advisory vote is conducted annually

•	Our bylaws provide for majority voting with a resignation policy for directors in uncontested elections and provide proxy access rights for stockholders

•	We do not have a shareholder rights, or “poison pill,” plan

•	Our stock ownership guidelines are applicable to both executives and directors and include a mandatory holding of 50% and 100% of net shares, respectively, until compliance is met

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the Board’s leadership structure on an annual basis.

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of Chairman of the Board (the “Chairman”) and Chief Executive Officer in a

way that is in EPAM’s best interests at a given point in time. The Board has determined that it is in the best interests of EPAM and our stockholders for both the positions of Chairman and Chief Executive Officer to be held by our co-founder, Arkadiy Dobkin, at this time. If circumstances change in the future, the Board may determine that these positions should be separated. This policy allows the Board to evaluate regularly whether EPAM is best served at any particular time by having the Chief Executive Officer or another director hold the position of Chairman. Our Board considers this issue carefully in light of the structure the Board believes will be in the best interests of EPAM and our stockholders.

The Board believes that Mr. Dobkin is best suited to serve as Chairman because, as our co-founder, he is the director most familiar with our business and industry and can lead the Board in identifying and prioritizing our strategies and initiatives. The combined role fosters greater communication between the Board and management and facilitates development and implementation of our Board-approved corporate strategy and oversight of risk management practices.

In April 2015, our Board established the position of Lead Independent Director, and appointed Ronald Vargo to serve in this role. The Lead Independent Director Charter establishes a defined set of responsibilities, including Board leadership, ensuring the Board functions independently of management and other non-independent directors, presiding over executive sessions of independent directors, liaising with the Chairman, and facilitating distribution of information to the Board and its committees. Annually, the Nominating and Corporate Governance Committee recommends to the Board a candidate to fill this position, selected from among the independent members of the Board. The Board considers this recommendation and elects the Lead Independent Director. Mr. Vargo has been re-elected to this position each year since his initial appointment.

We believe this current leadership structure is effective. Our independent directors and management have different perspectives and roles in business and strategy development. Our independent directors bring experience, oversight and expertise from outside EPAM and both from within and outside our industry.

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Director Independence

Director independence is a key component of our governance standards, enabling the Board to be objective in fulfilling its responsibilities. The Board elects a Lead Independent Director each year.

Our Board has determined that, except for our Chairman and CEO, Arkadiy Dobkin, all directors are independent in accordance with the listing standards of NYSE and the applicable rules and regulations of the SEC. In making its determinations about the independence of each Board member, the Board considered, among other things, all transactions and relationships between each director or any member of his or her immediate family and EPAM and its subsidiaries and affiliates. See “Certain Relationships and Related Transactions and Director Independence.” There are no family relationships among any of our executive officers, directors, or nominees for director.

Only independent directors serve on EPAM’s committees. The compensation consultant retained by the Compensation Committee is independent of the Company and management. At each regular meeting of the Board and each Committee, time is allocated for executive session, in which the Board or the committee meets without management present.

Risk Oversight

The Board is responsible for oversight of EPAM’s risk management practices while management is responsible for the day-to-day risk management processes. The Board receives and provides regular feedback through periodic reports from management regarding the most significant risks we face and also receives reports from its committees on specific risk areas at each quarterly meeting. We believe this risk oversight structure complements our current Board leadership structure of having a combined Chairman and CEO with a lead independent director and each of the committees of the Board being comprised solely of independent directors.

The Board exercises its oversight directly over areas of strategic importance not specifically delegated to a committee. The Board has responsibility for overseeing our enterprise risk management (ERM) program and exercises this oversight responsibility by assigning specific areas of responsibility to committees based on areas of expertise and charter scope, and receiving regular briefings and information from management and other experts on the types of risks we face. The Board and the committees assess whether management has appropriate risk management frameworks and whether the developed frameworks are operating effectively. Our robust ERM involves a cross-functional team to identify and prioritize the mitigation of risks facing the Company and is also supported by the regular work of our internal audit, compliance, and legal functions at EPAM. In addition, the Board, the committees and management regularly engage on issues of strategic importance which include interrelated risks. With this oversight framework, our management team has built and continuously improves our culture of risk awareness so EPAM operates at an appropriate level of risk when executing our business objectives.

The specific areas of risk oversight for which the Board and each committee are responsible are summarized below:

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Under this oversight framework, our management team has built and continuously improves our culture of risk awareness so EPAM operates at an appropriate level of risk when executing our business objectives. We have a robust enterprise risk management program, which involves a cross-functional team to identify and prioritize the mitigation of risks facing the Company. This process is also supported by the regular work of our internal audit, compliance, and legal functions at EPAM.

The additional responsibilities of the Board’s Committees, the members of each committee and the number of meetings held in 2023, and additional information about the charter of each committee can be found later in this Proxy Statement under the heading “Committees of the Board.”

Succession Planning

As set out in our Corporate Governance Guidelines, one of the primary responsibilities of the Board is to plan for CEO succession and monitor management’s succession planning for other senior executives. The Compensation Committee is responsible for periodically reviewing our management succession planning and reporting to the Board on our succession planning. Our CEO provides an annual report to the Committee recommending and evaluating potential successors, along with a review of development plans recommended for such persons. The Board, with Committee input, considers this information, as well as procedures and recommendations as to a successor in the event of an unexpected emergency or incapacitation.

The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession, as well as short-term plans in the event needed for emergency or other contingencies. To facilitate this, succession planning is a regular item on the Board and Compensation Committee agendas throughout the year. Effective succession planning is important to our long-term success, and the Board and our executive team is focused on development of internal talent and succession planning. The Board has the opportunity to meet with senior management of various levels and functions within EPAM throughout the year, both through formal Board meetings and events and informal opportunities. This allows our Board members to better understand the longer-term succession planning goals and development of management for future growth.

Board Meetings

The Board held 12 meetings in 2023. Each of our directors attended at least 75% of the total number of all meetings of the Board and committees on which the director served that were held during 2023.

Directors are expected to attend the meetings of the Board and of any committees on which the director serves and are encouraged, but not required, to attend our annual meetings of stockholders. All of our directors attended our annual meeting of stockholders in 2023.

Communications to the Board

Stockholders and other interested parties may communicate directly with our Lead Independent Director or our independent directors as a group by sending a written communication in an envelope addressed to: Board of Directors, Attention: Lead Independent Director, c/o General Counsel and Corporate Secretary at 41 University Drive, Suite 202, Newtown, Pennsylvania 18940.

Stockholders and other interested parties may communicate directly with the full Board by sending a written communication in an envelope addressed to: Board of Directors, c/o General Counsel and Corporate Secretary at 41 University Drive, Suite 202, Newtown, Pennsylvania 18940.

Our Audit Committee has established an anonymous, confidential process for communicating complaints regarding accounting or auditing matters or other matters that may violate EPAM’s Code of Ethical Conduct. In order to submit a complaint, you may call our hotline at the dedicated local phone number found at ethics.epam.com (+1 866 786-9137 in the U.S.) or submit a written report at the EthicsLine webpage at ethics.epam.com. Any such complaints received or submitted are reviewed with the Audit Committee in accordance with a standard escalation protocol to take such action as may be appropriate.

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Code of Ethical Conduct & Corporate Governance Guidelines

EPAM has a Code of Ethical Conduct that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Chief Compliance Officer has the responsibility of maintaining an effective ethics and compliance program and to provide updates to our ethics and compliance programs to the Nominating and Corporate Governance Committee and the Board. The foundational principles in our Code of Ethical Conduct and our core values mean that we strive for excellence and do the right things in the right way by:

Respect, value and support people

Behave with integrity in all communications, records and business activities

Protect and enhance EPAM’s information and assets

Comply with laws

The Code of Ethical Conduct is approved and reviewed annually by the Board. Any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from a provision of the Code of Ethical Conduct for directors and officers must be approved by the Board and will be promptly disclosed to our stockholders.

The Board has also adopted Corporate Governance Guidelines in accordance with NYSE corporate governance rules that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including:

•	The size and composition of the Board;

•	Board membership criteria and director qualifications;

•	Board diversity;

•	director responsibilities;

•	director overboarding;

•	Board agendas;

•	roles of the Chairman, Chief Executive Officer and Lead Independent Director;

•	meetings of independent directors;

•	committee responsibilities and assignments;

•	Board member access to management and independent advisors;

•	director communications with third parties;

•	director compensation;

•	director orientation and continuing education; and

•	evaluation and succession planning for senior management.

Our Code of Ethical Conduct and our Corporate Governance Guidelines are publicly available through the “Investor Relations – Leadership & Governance” section of our website at http://investors.epam.com/investors/ leadership-and-governance/documents.

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Environmental, Social & Governance Commitment

The Board oversees EPAM’s ongoing commitment to integrate positive and ethical environmental, social, and governance, or ESG, practices into our overall ESG strategy. The Board is regularly involved in assessing the progress and activity of individual components that make up our ESG program, including corporate social responsibility, human capital, ethics and governance, environmental footprint, data privacy and information security, and supplier sustainability. Our approach to material ESG topics is key to our continual development as a business and drives value for our employees, clients, business partners, stockholders and the community.

One important way EPAM lives out the key principles of our Code of Ethical Conduct and our core values is our commitment to making positive contributions in the communities in which we operate. Through our focused efforts in the following areas, which we identify as our ESG Pillars , we are committed to sharing the expertise and attributes of our highly skilled global workforce to effectively support the needs of the world at large and the communities in which we work and live.

We sponsor and support global technology education initiatives, invest in local green initiatives that result in energy-saving and carbon-footprint reduction practices, and are strongly committed to respecting our employees’ fundamental human rights at work and ask our vendors and suppliers to do the same. Selected highlights of our efforts and accomplishments within our ESG Pillars are listed below and more information about EPAM’s ESG programs can be found at https://www.epam.com/about/ who-we-are/corporate-responsibility.

•	We have committed to the Science Based Targets initiative (SBTi) and submitted our near-term targets for verification.

•	We have increased the percentage of women in EPAM’s management and leadership positions.

•	We formed numerous employee groups to increase community and belonging in historically under-represented groups at EPAM and in the technology industry in general.
•	EPAM expanded on its Supplier Code of Conduct program to include supplier sustainability assessments.

•	EPAM expanded its EPAM E-KIDS program, where our employees volunteer their time to teach elementary school age children of any gender, race, or ethnic identity STEM concepts and introductory software coding skills, to 27 countries.

•	EPAM supported its employees, their families, and their communities in Ukraine, Armenia, Israel, and Türkiye coping with war and natural disasters by collecting and matching employee contributions, donating to non-governmental organizations, and delivering food, clothing, medical supplies.

•	EPAM won recognition for our employee experience and culture, our learning and development programs, the potential for our employees to grow and develop, or for women in the technology industry in the United Kingdom, United States, Singapore, Mexico, Ukraine, Spain, Poland, Colombia, Vietnam, Germany, and India.

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Committees of the Board

The Board assigns responsibilities to committees in order to focus on certain issues in detail. The committees report their progress and results of their meetings to the Board and make recommendations to the Board when appropriate. The Board currently has three standing committees – an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of our committees operates under a charter that has been approved by our Board and which is reviewed annually. We post the charters on the “Investor Relations – Leadership & Governance” section of our website at http://investors.epam.com/investors/leadership-and-governance/documents.

The primary responsibilities of each of our committees, as well as the current composition of our committees and the number of committee meetings held during 2023, are described below:

Audit Committee	The primary responsibilities of our Audit Committee include:

MEMBERS • Helen Shan (Chair) • Chandra McMahon • Eugene Roman • Ronald Vargo MEETINGS IN 2023

•  appoint, compensate, retain and oversee our independent auditors;

•  pre-approve the independent auditors’ audit and non-audit services rendered, and recognize and prevent prohibited non-audit services;

•  review the proposed scope and results of the audit;

•  review, in conjunction with the Chief Executive Officer and Chief Financial Officer of our Company, disclosure controls and procedures and internal control over financial reporting with the independent auditors and our financial and accounting staff;

• establish procedures for complaints received by us regarding accounting, internal control over financial reporting, or auditing matters;

• oversee internal audit functions;

• prepare the report of the Audit Committee that SEC rules require to be included in our annual proxy statement; and

•  review our policies and practices with respect to risk assessment and risk management, including discussing with management our major financial risk exposures and the steps taken to monitor and control such exposures.

The Audit Committee currently consists exclusively of directors who are financially literate, and each of Ms. Shan, Mr. Roman, and Mr. Vargo is considered an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K. The Board has determined that each of the current members of the Audit Committee is an “independent director” within the meaning of the applicable NYSE rules and as defined by Rule 10A-3 of the Exchange Act.

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Compensation Committee	The primary responsibilities of our Compensation Committee include:

MEMBERS • Jill B. Smart (Chair) • Richard Michael Mayoras • Helen Shan MEETINGS IN 2023

•  review and approve cash compensation arrangements, and recommend to the Board equity-based compensation arrangements, for executive officers, including for our Chief Executive Officer;

•  identify corporate goals and objectives relevant to executive compensation;

•  evaluate each executive officer’s performance in light of identified goals and objectives and determine each executive officer’s compensation based on that evaluation;

• review and evaluate the long-term incentive components of each executive officer’s compensation;

• consider the results of the most recent stockholder advisory vote on executive compensation;

•  review and evaluate the Company’s executive compensation and benefits policies generally, including the review and recommendation of any incentive compensation and equity-based plans of the Company that are subject to Board approval, including making grants thereunder;

•  retain or obtain the advice of a compensation consultant, legal counsel or other adviser in its sole authority and be responsible for the appointment, compensation, termination and oversight of the work of any such adviser that is retained;

•  delegate to one or more of our officers the authority to make grants and awards of equity-based compensation to any of our non-Section 16 officers under our equity- based incentive plan as the Compensation Committee deems appropriate and in accordance with the terms of the plans;

• review, evaluate, and recommend to the Board for approval any changes in Board compensation;

• prepare the report of the Compensation Committee to the extent required by SEC rules to be included in our annual proxy statement;

• in consultation with our CEO, review management succession planning and development plans for potential CEO successors;

• evaluate its own performance at least annually and report such evaluation to the Board; and

• review and assess risks arising from the Company’s compensation policies and practices.

The Board has determined that each of the members of the Compensation Committee is an “independent director” within the meaning of the rules set forth in Rule 10C-1 and Section 303A.02(a)(ii) of the NYSE Listed Company Manual. The processes and procedures followed by our Compensation Committee in considering and determining executive compensation, including the use of consultants and other outside advisors, are described in “Compensation Discussion and Analysis.”

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Nominating & Corporate Governance Committee	The primary responsibilities of our Nominating and Corporate Governance Committee include:

MEMBERS • Robert E. Segert (Chair) • Richard Michael Mayoras • Ronald Vargo • DeAnne Aguirre MEETINGS IN 2023

•  identify and nominate members for election to the Board;

•  recommend to the Board a candidate for the position of Lead Independent Director of the Board from among the independent members of the Board;

•  develop and recommend to the Board a set of corporate governance principles and code of conduct applicable to EPAM and to oversee compliance with them;

•  oversee our corporate governance practices and procedures, and consider stockholder proposals; and

• oversee the evaluation of the Board and its committees.

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is an “independent director” within the meaning of the applicable NYSE rules.

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Our Executive Officers

Executive officers are appointed by the Board. The following table sets forth the names, ages and positions of our executive officers as of April 16, 2024:

Name	Age	Position

Arkadiy Dobkin	63	Chairman of the Board of Directors, President and Chief Executive Officer

Balazs Fejes	49	President of EU and APAC Markets

Viktar Dvorkin	51	Senior Vice President, Head of Global Delivery

Jason Peterson	61	Senior Vice President, Chief Financial Officer and Treasurer

Edward Rockwell	56	Senior Vice President, General Counsel and Corporate Secretary

Elaina Shekhter	54	Senior Vice President, Chief Marketing and Strategy Officer

Boris Shnayder	67	Senior Vice President, Co-Head of Global Business

Larry Solomon	59	Senior Vice President, Chief People Officer

Sergey Yezhkov	50	Senior Vice President, Co-Head of Global Business

Gary Abrahams	56	Vice President, Corporate Controller, Chief Accounting Officer

Information about Mr. Dobkin is provided under “Board of Directors” in this Proxy Statement. A brief biography for each of our other executive officers follows.

Balazs Fejes

Balazs Fejes is our President of Europe and APAC Markets, where he heads market activities across the regions and co-leads global business operations. Mr. Fejes also oversees the strategy of our Banking and Financial Services Industry business unit, helping to drive evolution of key service lines across the unit’s global portfolio. From 2015 through March 2021, Mr. Fejes was our Executive Vice President, Co-Head of Global Business, and before that, he held the position of Senior Vice President, Global Head of Banking and Financial Services business unit from 2012 to 2015. From 2004 to August 2012, Mr. Fejes served as EPAM’s Chief Technology Officer (“CTO”) and was responsible for ensuring that all global offshore and nearshore software development centers of EPAM were at the leading edge of industry standards for efficiency and quality. Mr. Fejes joined EPAM in 2004 as part of the acquisition of Fathom Technology, a Hungarian software engineering firm which he co-founded and where he served as CTO. Prior to co-founding Fathom Technology, Mr. Fejes was a chief software architect/line manager with Microsoft Great Plains (Microsoft Business Solutions). He also served as chief software architect of Scala Business Solutions. He is the recipient of numerous awards for programming excellence and has worked extensively in the US and Russia.

Viktar Dvorkin

Viktar Dvorkin is our Senior Vice President, Head of Global Delivery, and is responsible for the strategy and operation of the company’s Delivery Organization as well as our Solution Practices and Competency Centers. In his current role, Mr. Dvorkin also oversees EPAM’s Advanced Technology programs including EngX and Delivery Excellence. Prior to his current role, he led the North American business unit, where he oversaw the operation of EPAM’s largest book of business, with overall responsibility for services delivered in the North American region. Mr. Dvorkin joined EPAM in 1997 and has been instrumental in driving our growth in key technology and solution practices, and in helping EPAM to build and deploy multi-disciplinary teams for successful client engagements. Having worked and lived in the United States and Eastern Europe, Mr. Dvorkin has in-depth understanding of global delivery models and brings hands-on technology experience and working knowledge of multiple industries including travel, healthcare, insurance and oil & gas. Mr. Dvorkin holds a master’s degree in Applied Mathematics from the Belarusian National Technical University.

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Jason Peterson

Jason Peterson joined EPAM in 2017 and is our Senior Vice President, Chief Financial Officer and Treasurer. Mr. Peterson leads EPAM’s Global Finance, Corporate Development, and Procurement organizations and has over 25 years of finance experience. From 2008 to 2017, he was employed by Cognizant Technology Solutions, and in his most recent role, he was Vice President of Finance, M&A and Due Diligence, a position that he held while leading a large-scale corporate business process transformation program. Prior to that, he was CFO of the Emerging Business Accelerator and led the Corporate Financial Planning and Analysis Function. Before joining Cognizant, Mr. Peterson was the CFO for E&C Medical Intelligence, a venture-backed software and services company, and prior to that, he served in various accounting and finance roles at ATI Technologies, Philips Semiconductors, and Hewlett-Packard. Mr. Peterson holds an MBA from Columbia Business School and a Bachelor’s degree in economics from Claremont McKenna College.

Edward Rockwell

Edward Rockwell joined EPAM in October of 2018 and is our Senior Vice President, General Counsel and Corporate Secretary overseeing the legal activities of the organization and providing strategic counsel and legal guidance to senior leadership and EPAM’s Board of Directors. From June 2014 to October 2018, Mr. Rockwell served as Vice President & Assistant General Counsel at Red Hat, a leading global provider of open source, enterprise IT solutions where he led a global team of legal professionals that supported all sales and operations during a period of significant company growth. From April 2012 to January 2014, Mr. Rockwell was General Counsel and Vice President, Legal and Human Resources for DDN Storage. He previously served as Vice President and Associate General Counsel at Hewlett-Packard Company (HP) with roles that included General Counsel for HP Services, HP Americas, and HP Software. Additionally, he spent five years in Milan, Italy, where he served as Director and Managing Counsel for HP’s Outsourcing Services business in EMEA and later Senior Director and Managing Counsel for Outsourcing Services worldwide. Mr. Rockwell is a member of the board of directors of the Greater Philadelphia Chapter of the Association of Corporate Counsel. Mr. Rockwell received a BA degree in Foreign Affairs from University of Virginia and a JD from the University of Richmond School of Law.

Elaina Shekhter

Elaina Shekhter is our Senior Vice President, Chief Marketing and Strategy Officer. Ms. Shekhter had been our Chief Marketing Officer from March 2015 through March 2021. In her role, Ms. Shekhter works to integrate a variety of functions that influence EPAM’s strategy, positioning and messaging. Ms. Shekhter has been with EPAM since 2001 in a number of roles, including the Global Head of Business Development and prior to that, the Global Head of our Travel and Consumer Business Unit. Ms. Shekhter is an advisory board member for the MACH Alliance and is active in the software startup and emerging technology communities, representing EPAM in its investment in the Go Philly Fund and as a board member of the EPAM seed investment, Sigma Ledger. Additionally, Ms. Shekhter takes a special interest in artificial intelligence and sustainability initiatives. Before joining EPAM, Ms. Shekhter was with the global hospitality and travel company Carlson Companies, in a number of operational and business development roles including Head of Retail and Entertainment for 24K, a spin-off of Carlson Marketing Group. Prior to Carlson, Ms. Shekhter was a Manager with Ernst & Young Consulting, specializing in CRM and analytics engagements. Ms. Shekhter holds an MS degree in Information Systems and BS/BA degreesin Economic Theory and Political Science from The American University.

Boris Shnayder

Boris Shnayder is our Senior Vice President, Co-Head of Global Business with a primary focus on operations in the Americas. Mr. Shnayder joined EPAM in July 2015 and is responsible for a portfolio of business in the region, including oversight of service programs and client acquisition. Mr. Shnayder also oversees strategy and execution of our emerging verticals portfolio. With over 20 years of experience in the IT and telecommunications industries, Mr. Shnayder brings both industry and global operations leadership. Prior to his role at EPAM, Mr. Shnayder served in a variety of roles at GlobalLogic, Inc. from 2007 to 2015, including Chief Delivery Officer, Senior Vice President, Head of Telecom & Healthcare and General Manager, and Vice President of Telecommunications. He also held senior software management positions at Motorola and Telcordia, managing teams throughout the United States, China, India and Russia. Mr. Shnayder received his MS degree in Mechanical Engineering from the Lyiv University in Ukraine.

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Larry Solomon

Larry Solomon is our Senior Vice President, Chief People Officer, responsible for overseeing all aspects of talent management, talent acquisition, workforce planning and management, as well as other human resource related functions within EPAM globally. Mr. Solomon joined EPAM in October 2016, and prior to that he held a number of leadership positions at Accenture beginning in 1986. His most recent responsibilities as Senior Managing Director and North America Operating Officer from 2013 to 2016 included overseeing and managing the full employee life cycle of all Accenture people in the United States and Canada, resource planning, recruitment, staffing and deployment, and performance management. Prior to that, he was Accenture’s Global COO of Human Resources from 2011 to 2013, with overall responsibility for human resources operations. Mr. Solomon received a bachelor’s degree in Business Administration from the State University of New York at Albany with a Finance/MIS major and Spanish language minor. He graduated with Magna Cum Laude distinction in 1986.

Sergey Yezhkov

Sergey Yezhkov is our Senior Vice President, Co-Head of Global Business, focusing on a North American book of business. Mr. Yezhkov also oversees strategy and operation of our Life Science & Healthcare portfolio. Prior to his current role, Mr. Yezhkov served as Co-Head of Global Delivery where he oversaw delivery operations across EPAM’s diverse geographic footprint with overall responsibility for building and growing professional software engineering skills and delivery know-how. Mr. Yezhkov joined EPAM in 2006 as part of the acquisition of Vested Development Inc. (VDI), where he served as Managing Director and CTO. Through his work with EPAM’s Independent Software Vendors business unit, Mr. Yezhkov brings an in-depth understanding of commercial software product development and agile approaches as well as a working knowledge of the healthcare, life science and high-tech industries. Mr. Yezhkov has an MS in Computational Mathematics from Lomonosov Moscow State University.

Gary Abrahams

Gary Abrahams is our Vice President, Corporate Controller, and Chief Accounting Officer. Mr. Abrahams joined EPAM in June of 2016, after having served as an independent contractor for EPAM starting in March of 2016. He was named Chief Accounting Officer in April 2017. Mr. Abrahams has over 25 years of experience in global corporate financial management and public accounting. From December 2015 to March 2016, Mr. Abrahams worked as an independent contractor at CMF Associates, LLC, a management and financial services advisory firm. From June 2014 to April 2015, he served as Senior Vice President, Chief Accounting Officer at Preferred Sands, a producer of high-performance sands and proppant materials used in the oil and gas industry. From May 2006 to April 2014, Mr. Abrahams served in several senior finance roles at Shire Pharmaceuticals, a global biotechnology company, last serving as Vice President, Finance Operations - The Americas, where he was responsible for leading the Controller’s teams in North and South America and enhancing the finance infrastructure to support the growth of the multinational business. Before joining Shire, Mr. Abrahams held finance and Controller positions at Bracco Diagnostics, a subsidiary of a multinational healthcare company, from 1994 to 2006. He began his career at Arthur Andersen LLP in New York City. Mr. Abrahams holds a BBA in Accounting from Hofstra University.

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Security Ownership of Certain

Beneficial Owners & Management

As of March 14, 2024, there were 57,995,329 shares of our Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock for:

•	each of our directors and executive officers individually;

•	all directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.

We have calculated beneficial ownership in accordance with the rules of the SEC, and such ownership includes voting and dispositive power with respect to shares. In the table below, shares of Common Stock issuable pursuant to options currently exercisable or exercisable within 60 days of March 14, 2024, shares of Common Stock issuable upon settlement of restricted stock units, and restricted Common Stock are deemed to be outstanding for calculating the percentage of outstanding shares beneficially owned by the person holding those options, but are not deemed to be outstanding for computing the percentage of shares beneficially owned by any other person.

To our knowledge, except as indicated, the stockholders named in the table have sole voting and dispositive power with respect to all shares of Common Stock beneficially owned by them, based on the information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer is c/o EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940.

	Shares Beneficially Owned

Name and Address of Beneficial Owner	Number	Percent

Named Executive Officers and Directors

Arkadiy Dobkin (1)	2,033,450	3.5%

Jason Peterson (2)	46,443	*

Balazs Fejes (3)	44,395	*

Boris Shnayder (4)	59,712	*

Elaina Shekhter (5)	41,323	*

Larry Solomon (6)	37,846	*

Viktar Dvorkin (7)	82,017	*

Sergey Yezhkov (8)	68,177	*

Edward Rockwell (9)	14,007	*

Gary Abrahams (10)	2,528	*

DeAnne Aguirre	1,214	*

Richard Michael Mayoras	8,270	*

Chandra McMahon	1,335	*

Eugene Roman	930	*

Karl Robb	5,316	*

Robert Segert (11)	17,298	*

Helen Shan	3,876	*

Jill B. Smart	6,901	*

Ronald Vargo	8,503	*

All executive officers and directors as a group (18 people)	2,483,541	4.3%

5% Stockholders

The Vanguard Group (12)	6,825,589	11.83%

Capital Research Global Investors (13)	7,698,930	13.3%

BlackRock, Inc. (14)	4,722,559	8.2%

*	Denotes less than 1% of the shares of Common Stock beneficially owned.

26 | 2024 Proxy Statement

(1)

Includes: (i) 1,284,611 shares of Common Stock held directly by Mr. Dobkin; (ii) 312,650 shares of Common Stock issuable to Mr. Dobkin upon exercise of options exercisable within 60 days of March 14, 2024; and (iii) 436,189 shares of Common Stock held by the Arkadiy Dobkin GST Exempt Grantor Trust (the “Dobkin Grantor Trust”) for the benefit of Mr. Dobkin’s children, for which Mr. Dobkin’s spouse acts as the trustee. Mr. Dobkin may be deemed to have shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of the shares held by the Dobkin Grantor Trust and identified as beneficially owned by him above. Mr. Dobkin disclaims beneficial ownership of the securities held by the Dobkin Grantor Trust except to the extent of his pecuniary interest therein.

(2)	Includes 22,793 shares of Common Stock issuable to Mr. Peterson upon exercise of options exercisable within 60 days of March 14, 2024.

(3)	Includes 31,063 shares of Common Stock issuable to Mr. Fejes upon exercise of options exercisable within 60 days of March 14, 2024.

(4)	Includes 50,426 shares of Common Stock issuable to Mr. Shnayder upon exercise of options exercisable within 60 days of March 14, 2024.

(5)	Includes 34,516 shares of Common Stock issuable to Ms. Shekhter upon exercise of options exercisable within 60 days of March 14, 2024.

(6)	Includes 25,729 shares of Common Stock issuable to Mr. Solomon upon exercise of options exercisable within 60 days of March 14, 2024.

(7)

Includes: (i) 10,333 shares of Common Stock held directly by Mr. Dvorkin; (ii) 55,947 shares of Common Stock issuable to Mr. Dvorkin upon exercise of options exercisable within 60 days of March 14, 2024; and (iii) 15,737 shares of Common Stock held by the Dvorkin Family Trust for the benefit of Mr. Dvorkin’s children, for which Mr. Dvorkin’s spouse acts as the trustee. Mr. Dvorkin may be deemed to have shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of the shares held by the Dvorkin Family Trust and identified as beneficially owned by him above. Mr. Dvorkin disclaims beneficial ownership of the securities held by the Dvorkin Family Trust except to the extent of his pecuniary interest therein.

(8)	Includes 55,407 shares of Common Stock issuable to Mr. Yezhkov upon exercise of options exercisable within 60 days of March 14, 2024.

(9)	Includes 9,087 shares of Common Stock issuable to Mr. Rockwell upon exercise of options exercisable within 60 days of March 14, 2024.

(10)	Includes 471 shares of Common Stock issuable to Mr. Abrahams upon exercise of options exercisable within 60 days of March 14, 2024.

(11)

Includes: (i) 3,554 shares of Common Stock held directly by Mr. Segert; and (ii) 13,744 shares of Common Stock held in a revocable living trust in which Mr. Segert and his spouse are trustees. Mr. Segert has beneficial ownership of the shares held in the trust.

(12)

Information based on a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group has sole voting power over 0 shares, shared voting power over 75,863 shares, sole dispositive power over 6,578,867 shares and shared dispositive power over 246,722 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(13)

Information based on a Schedule 13G/A filed with the SEC on February 9, 2024. Capital Research Global Investors (“CRGI”) is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc. (together with CRMC, the “investment management entities”). CRGI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital Research Global Investors.” CRGI is deemed to be the beneficial owner of 7,698,930 shares. CRGI has sole voting power over 7,694,126 shares, shared voting power over 0 shares, sole dispositive power over 7,698,930 shares, and shared dispositive power over 0 shares. The address of CRGI is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.

(14)

Information based on a Schedule 13G/A filed with the SEC on January 25, 2023. BlackRock, Inc., a parent holding company, reports on behalf of the following subsidiaries which hold the shares: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. BlackRock, Inc. has sole voting power over 4,353,085 shares, shared voting power over 0 shares, sole dispositive power over 4,722,559 shares, and shared dispositive power over 0 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

27 | 2024 Proxy Statement

Certain Relationships & Related Transactions

Our Related Person Transaction Policy

The Board has designated the Nominating and Corporate Governance Committee as responsible for the review, approval, or ratification of “related person transactions” involving EPAM or its subsidiaries and related persons. Under SEC rules, a related person is director, executive officer, nominee for director since the beginning of the previous fiscal year, or a holder of greater than 5% of our stock or securities exchangeable for our stock, and their immediate family members. The Board has adopted a related person transaction policy to apply to any transaction or series of transactions in which EPAM or a subsidiary is a participant, the amount exceeds $120,000, and a related person has a direct or indirect material interest.

Pre-Cleared Transaction Categories

The following types of transactions are deemed not to create or involve a material interest, absent other facts and circumstances which require consideration:

•	transactions involving the purchase or sale of products or services in the ordinary course of business not exceeding $120,000

•	transactions involving the purchase or sale of products or services in the ordinary course of business involving a related person who is a related person by virtue of its ownership of our Common Stock

•	transactions in which the related person’s interest derives solely from (a) service as a director of another corporation or organization that is a party to the transaction; (b) ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction; (c) ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis; and (d) service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from EPAM, which donations are made pursuant to a company matching program, as a result of contributions by employees, that is available on the same terms to all EPAM employees
•	compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the Compensation Committee

•	director compensation arrangements that have been approved by the Board

•	indemnity payments made to directors and executive officers in accordance with the Company’s Certificate of Incorporation, by-laws and applicable laws

Transaction Review Process

Each director, director nominee, and executive officer notifies the EPAM legal department of any transaction involving EPAM and a related person and provides a complete description of the transaction. If the transaction does not fall into one of the exceptions listed above, our General Counsel presents the transaction to the Nominating and Corporate Governance Committee for determination whether the transaction involves a direct or indirect material interest. If the transaction involves a direct or indirect material interest of the related person, the Nominating and Corporate Governance Committee considers all relevant facts and circumstances and decides whether to approve or ratify the transaction. In making its decision the Nominating and Corporate Governance Committee reviews commercial reasonableness, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s interest, and any actual or apparent conflict of interest. A related person transaction will not be approved or ratified unless it is determined that the transaction is in, or not inconsistent with, the best interests of EPAM and our stockholders.

28 | 2024 Proxy Statement

Transactions in 2023

Since the beginning of 2023, there have been no related person transactions meeting the description above approved or ratified by the Nominating and Corporate Governance Committee. As part of the ongoing review, the Nominating and Corporate Governance Committee has considered ordinary course of business commercial arrangements between EPAM, on the one hand, and customers or vendors where members of our Board serve as executive officers or directors. Following the policy and required review procedures, the Nominating and Corporate Governance Committee (with appropriate recusals, as necessary) has determined that these directors do not have a direct or indirect material interest in the arrangement.

Indemnification Agreements

Our certificate of incorporation includes provisions that authorize and require us to indemnify our officers and directors to the fullest extent permitted under Delaware law, subject to limited exceptions. We have separate indemnification agreements with our directors and executive officers, which require us to indemnify these individuals to the fullest extent permitted by applicable law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insider Trading Policy; Prohibition on Hedging & Transactions in Derivatives

We have an insider trading policy and procedures that are reasonably designed to promote compliance with insider trading laws, rules, regulations, and the listing standards of the New York Stock Exchange. The policy and procedures prohibit, among other things, our employees and directors from engaging in (i) any hedging transactions that are designed to hedge or speculate on any change in the market value of EPAM’s equity securities, (ii) trading in options or other derivatives involving EPAM’s stock, and (iii) pledging EPAM securities in any circumstance, including by purchasing securities in margin or holding securities in a margin account. These prohibitions apply to EPAM’s equity securities whether issued as compensation or acquired otherwise and prohibit transactions such as zero-cost collars and forward sale contracts. None of our employees or directors has pledged EPAM stock as collateral for personal loans or other obligations. We have made our insider trading policy publicly available by including it as an exhibit to our 2023 Annual Report.

29 | 2024 Proxy Statement

Report of the Audit Committee

EPAM’s Board has adopted a charter of the Audit Committee which details the role and responsibilities of the Audit Committee.

The Audit Committee, among other things, appoints, retains and oversees EPAM’s independent registered public accounting firm; oversees internal audit functions; and reviews with management EPAM’s disclosure controls and procedures and internal control over financial reporting. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and EPAM’s independent registered public accounting firm based on the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Management has primary responsibility for financial statements, accounting principles and internal control over financial reporting. EPAM’s independent registered public accounting firm is responsible for auditing EPAM’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The members of the Audit Committee are not professional auditors or accountants, and the functions of the Audit Committee are not intended to replicate, verify or certify management’s activities or those of EPAM’s independent registered public accounting firm. Moreover, the Audit Committee cannot certify that EPAM’s independent registered public accounting firm is “independent” under applicable rules and regulations.

In fulfilling its responsibilities, the Audit Committee met eight times during 2023. During those meetings, the Audit Committee executed its responsibilities consistent with its charter, which is available in the Investor Relations section of our website at https://investors.epam.com/investors/ leadership-and-governance/documents.

In addition to pre-approving the audit, other audit-related, tax services, and other services performed by Deloitte & Touche LLP and certain of its affiliates, the Audit Committee requests and reviews fee estimates for each proposed service. These fee estimates strengthen the oversight the Audit Committee exercises over EPAM’s independent registered public accounting firm. On a periodic basis, the Audit Committee reviews the status of service engagements and fees incurred year-to date against pre-approved service engagement scope and fee estimates.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management. The Audit Committee has discussed with EPAM’s independent registered public accounting firm the matters that are required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 (“Communications with Audit Committees”) and SEC Rule 2-07. The Audit Committee has received the written disclosures and the letter from EPAM’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding EPAM’s independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with EPAM’s independent registered public accounting firm its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in EPAM’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

The Audit Committee

•	Helen Shan, Chair

•	Chandra McMahon

•	Ronald Vargo

•	Eugene Roman

30 | 2024 Proxy Statement

Compensation of Directors

Our independent directors are compensated under our Non-Employee Directors Compensation Plan and related policy. Directors who are employees of EPAM or any of our subsidiaries receive no compensation for serving as directors.

Under our plan and policy, each director who is not an employee of EPAM or any subsidiary of EPAM receives an annual cash retainer (which the director may elect to receive in shares) and an annual grant of restricted stock units. In addition, new non-employee directors receive an initial award of restricted stock units upon joining the Board. In addition, the Lead Independent Director, and the chair and members of each committee of the Board of Directors each receives an additional cash fee.

In the event that there are more than 10 meetings of the Board or any committee in a calendar year, our non-employee directors are entitled to additional cash amounts for each additional meeting they attend (in person or telephonically, with different amounts applicable to each) for the Board or committee on which such non-employee director serves.

We offer our directors the option to defer receipt of shares of our Common Stock delivered upon conversion of restricted stock units until the July 15th immediately following their retirement from the Board, or in one to five annual installments following retirement from the Board through our Non-Employee Directors Deferral Plan. This deferral plan permits the deferred receipt of shares relating to restricted stock units granted during or after 2017.

The Compensation Committee reviews the compensation components and levels for non-employee directors, considering the director compensation practices of industry and other peer companies among other factors in a report prepared by the Compensation Committee’s independent compensation consultant no less than every other year. The Compensation Committee most recently performed this review at the end of 2022 and plans to again in 2024.

The amounts of each element of non-employee director compensation for 2023 are set forth below.

Non-Employee Director Compensation Elements	Committee & Additional Meeting Fees

31 | 2024 Proxy Statement

The following table contains information about the fees and other compensation earned or paid to the members of the Board in the year ended December 31, 2023. Mr. Dobkin did not receive any compensation for his service as a director, and therefore is not included in the following table. The compensation received by Mr. Dobkin for his service to EPAM as President and Chief Executive Officer in 2023 is presented in “Executive Compensation.”

Name	Fees earned or paid in cash ($)	Stock awards(1) (2) ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

DeAnne Aguirre	$ 59,211 (3)	$ 323,023	–	–	–	–	$ 382,231

Richard Michael Mayoras	$ 84,000 (4)	$ 227,453	–	–	–	–	$ 311,453

Chandra McMahon	$ 39,433 (5)	$ 304,180	–	–	–	–	$ 343,613

Karl Robb	$ 67,000 (6)	$ 227,453	–	–	–	$ 94,000 (7)	$ 388,453

Eugene Roman	$ 80,000 (8)	$ 227,453	–	–	–	–	$ 307,453

Robert E. Segert	$ 82,000 (9)	$ 227,453	–	–	–	–	$ 309,453

Helen Shan	$ 101,000 (10)	$ 227,453	–	–	–	–	$ 328,453

Jill Smart	$ 87,000 (11)	$ 227,453	–	–	–	–	$ 314,453

Ronald Vargo	$ 123,000 (12)	$ 227,453	–	–	–	–	$ 350,453

(1)

Represents the aggregate grant date fair value of restricted stock units granted to the directors in 2023, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. For further information on how we account for stock-based compensation, please see Notes 1 and 13 to the consolidated financial statements included in our 2023 Annual Report.

(2)

Represents a single annual Board service grant of 876 restricted stock units to each of Mss. Aguirre, Shan and Smart and Messrs. Roman, Mayoras, Robb, Segert, and Vargo on June 2, 2023 that fully vest on June 2, 2024 (or, upon termination of service from the Board at any time, a portion of restricted stock units will vest as of the date of such termination on a pro rata basis). With respect to Ms. Aguirre, also represents an initial Board service grant of 338 restricted stock units granted on March 10, 2023 that vest 25% per year over four years. With respect to Ms. McMahon, represents two separate restricted stock unit grants, each of which was granted on June 28, 2023, and consists of an initial Board service grant of 437 restricted stock units that vest 25% per year over four years and a pro-rated annual Board service grant of 898 restricted stock units that vest on the first anniversary of the grant date. Certain of our directors have elected to defer receipt of shares of our Common Stock delivered on conversion of restricted stock units until after their retirement from the Board, pursuant to our Non-Employee Directors Deferral Plan.

(3)

Represents pro-rated fees of $6,489 earned for service as a member of the Nominating and Corporate Governance Committee and $52,722 earned as an annual retainer for service on the Board. Ms. Aguirre held an aggregate of 1,214 shares of Common Stock, including the 876 restricted stock units granted on June 2, 2023 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2023.

(4)

Represents a fee of $10,000 earned for service as a member of the Compensation Committee; $8,000 earned for service as a member of the Nominating and Corporate Governance Committee; $1,000 for one teleconference meeting in excess of 10 Board meetings; and $65,000 earned as an annual retainer for service on the Board. Mr. Mayoras held an aggregate of 8,270 shares of Common Stock, including the 876 restricted stock units granted on June 2, 2023 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2023.

(5)

Represents pro-rated fees of $6,572 earned for service as a member of the Audit Committee and $32,861 earned as an annual retainer for service on the Board. Ms. McMahon held an aggregate of 1,335 shares of Common Stock, including the 898 restricted stock units granted on June 28, 2023 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2023.

(6)

Represents $65,000 earned as an annual retainer for service on the Board and $2,000 for two teleconferences meeting in excess of 10 Board meetings. Mr. Robb held an aggregate of 5,316 shares of Common Stock, including the 876 restricted stock units granted on June 2, 2023 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2023.

(7)	Fees for consulting services pursuant to an independent contractor agreement with EPAM.

32 | 2024 Proxy Statement

(8)

Represents a fee of $13,000 earned for service as a member of the Audit Committee; $2,000 for two teleconference meetings in excess of 10 Board meetings; and $65,000 earned as an annual retainer for service on the Board. Mr. Roman held an aggregate of 982 shares of Common Stock, including the 876 restricted stock units granted on June 2, 2023 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2023.

(9)

Represents a fee of $15,000 earned for service as chair of the Nominating and Corporate Governance Committee; $2,000 for two teleconference meetings in excess of 10 Board meetings; and $65,000 earned as an annual retainer for service on the Board. Mr. Segert held, directly or indirectly, an aggregate of 17,298 shares of Common Stock, including the 876 restricted stock units granted on June 2, 2023 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2023.

(10)

Represents a fee of $25,000 earned for service as a chair of the Audit Committee; $10,000 earned for service as a member of the Compensation Committee; $1,000 for one teleconference meeting in excess of 10 Board meetings; and $65,000 earned as an annual retainer for service on the Board. Ms. Shan held an aggregate of 3,876 shares of Common Stock, including the 876 restricted stock units granted on June 2, 2023 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2023.

(11)

Represents a fee of $20,000 earned for service as chair of the Compensation Committee; $2,000 for two teleconference meetings in excess of 10 Board meetings; and $65,000 earned as an annual retainer for service on the Board. Ms. Smart held an aggregate of 6,901 shares of Common Stock, including the 876 restricted stock units granted on June 2, 2023 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2023.

(12)

Represents a fee of $13,000 earned for service as a member of the Audit Committee; $8,000 earned for service as a member of the Nominating and Corporate Governance Committee; $35,000 earned for service as Lead Independent Director; $2,000 for two teleconference meetings in excess of 10 Board meetings; and $65,000 earned as an annual retainer for service on the Board. Mr. Vargo held an aggregate of 8,503 shares of Common Stock, including the 876 restricted stock units granted on June 2, 2023 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2023

33 | 2024 Proxy Statement

Executive Compensation

Compensation Committee Interlocks & Insider Participation

The Compensation Committee’s members are Jill Smart, Richard Michael Mayoras, and Helen Shan. No member of the Compensation Committee who served during 2023 is or was an employee during 2023 or is or has ever been an officer of our Company. None of our executive officers has served during 2023 on the board of directors of another public company with executive officers who serve as members of our Board. No member of the Compensation Committee who served during 2023 had any relationship requiring disclosure by us under Item 404 of Regulation S-K.

Compensation Committee Report

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with our management and the Compensation Committee’s independent consultant. Based on its review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.

The Compensation Committee

•	Jill Smart, Chair

•	Richard Michael Mayoras

•	Helen Shan

Compensation Discussion & Analysis

Overview

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and the material elements of compensation earned by our named executive officers (“NEOs”) with respect to the year ended December 31, 2023.

EPAM relies on a talented leadership team to support EPAM’s objectives for sustainable growth, client service and long-term stockholder value creation. Our executive compensation program is designed to motivate, reward and retain our executive team by awarding compensation that emphasizes performance, while remaining flexible and responsive to changing business conditions.

2023 Executive Compensation Notes

Compensation for our NEOs in 2023 reflected the challenging operating environment, with a focus on performance and retention of the broad employee base and looking forward to continued development of long-term performance-based incentives for our executives. Highlights in our compensation for NEOs in 2023 included the following:

•	Excluding a one-time retention RSU award to our CFO with a grant date value of approximately $3,000,000, when compared to 2022, 2023 total compensation for our NEOs grew approximately 14.6% as a group and 13.7% on average, primarily due to increased long-tern incentive grants, reflecting our overall approach that ties pay to performance and keeps compensation competitive for our talented leaders.

•	We provide a level of base pay meant to retain our highly qualified leadership team and allocated fixed versus variable pay consistent with prior years. We increased 2023 base salary for our NEOs 6.8% as a group and 6.9% on average. NEO base salaries remain competitive but conservative when compared to base salaries observed among peers and the broader market.

•	Executive short-term, performance-based cash incentives for 2023 were paid at 47% of target, continuing our focus on paying for performance during a time of volatility in demand and macro-economic conditions while information technology spending by customers generally reduced.

34 | 2024 Proxy Statement

•

In determining annual performance-based cash incentives for our NEOs, the Compensation Committee used a structured formula that assigns greater weight to corporate performance indicators and puts less emphasis on individual contributions. The Compensation Committee formulaically funded the executive bonuses (including for our NEOs) based on revenue growth and profitability.

•

2023 annual equity grants to our NEOs were comprised of stock option and restricted stock unit awards of approximately equal value at grant date (based on a grant date value of restricted stock unit awards calculated using the 30-day average closing price of our stock on the date prior to grant), balancing retention and compensation incentives. In March 2024, the Board and Compensation Committee approved the grants of performance stock units (“PSUs”) to the executive team, including our NEOs. In the future, the PSUs will comprise a significant portion of the NEOs’ overall compensation package (50% of long-term incentive compensation mix for our CEO) and are tied to the Company’s long-term performance.

•	There were no increases or changes to executive benefits to our NEOs, who largely participate in the same broad-based programs provided to other employees, and we provided no perquisites to NEOs.

•

Overall, the total compensation packages for our NEOs continue to be significantly performance- and results-based in the forms of short-term cash incentives heavily dependent on company performance and equity-based compensation directly linked to the future performance of EPAM Common Stock.

Our executive compensation program reflects many best practices.

WHAT WE DO	WHAT WE DON‘T DO

•  Align our executive pay with performance

•  Appropriately balance short- and long-term incentives

•  Provide for “double trigger” change of control vesting for all equity grants

•  Award equity grants which vest over a four-year term

•  Hold an annual “say-on-pay” advisory vote to approve executive compensation

•  Award PSUs tied to our long-term performance as a significant portion of our NEO’s overall compensation

•  Maintain meaningful stock ownership guidelines for executives, members of senior management and directors

•  Maintain a robust compensation recoupment or “clawback” policy that complies with SEC and corresponding NYSE Listed Company Manual requirements

•  Retain and utilize an independent compensation consultant to advise the Compensation Committee

•  No contracts with multi-year guaranteed salary increases or bonus arrangements

•  No excise tax gross-ups upon a change of control

•  No “single trigger” change of control vesting for equity awards

•  No “golden parachutes” or automatic change of control severance payments

•  No supplemental executive retirement plan or supplemental pension benefits

•  No repricing of equity awards without stockholder approval

•  No hedging, pledging, and speculative transactions in our securities by our executive officers, employees and directors

•  No perquisites for our named executive officers

35 | 2024 Proxy Statement

Stockholder Say-on-Pay Vote

EPAM’s relationship with our stockholders is critical to our success. We endeavor to ensure that management and our Board hear, understand and respond to issues of importance to our stockholders, including executive compensation matters. We hold an advisory vote to approve executive compensation annually, as required by Section 14A of the Exchange Act and Rule 14a-20 thereunder, so at this Annual Meeting, we are asking stockholders to make an advisory vote to approve executive compensation. While the advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will carefully assess the voting results and may consult with our stockholders to better understand any issues or concerns raised through the advisory vote. See “Proposal 3: Annual Advisory Vote to Approve Executive Compensation.” At our 2023 annual meeting of stockholders, approximately 94.7% of votes cast by our stockholders were in favor of approving the 2022 compensation of our NEOs. Following the 2023 annual meeting of stockholders, the Compensation Committee reviewed the results of the advisory vote of stockholders approving executive compensation. The Compensation Committee continues to refine and adjust the overall executive compensation program to ensure continued alignment with stockholder interests, including pay for performance and delivering long-term value and sustained growth. Taking the feedback of our stockholders into consideration, in the first quarter of 2024, the Compensation Committee and the Board approved grants of PSUs to the NEOs and other executives, strengthening the tie between executive compensation and corporate operating performance in key metrics such as revenue, profitability, and relative total shareholder return.

Our Named Executive Officers (“NEOs”)

Our named executive officers, or NEOs, consist of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of December 31, 2023.

For 2023, our NEOs were:

•	Arkadiy Dobkin, President and Chief Executive Officer (our“CEO”)

•	Jason Peterson, Senior Vice President, Chief Financial Officer (our “CFO”) and Treasurer

•	Balazs Fejes, Executive Vice President, President of EU and APAC Markets

•	Viktar Dvorkin, Senior Vice President and Head of Global Delivery

•	Larry Solomon, Senior Vice President and Chief People Officer

Compensation Philosophy and Objectives

We believe that the value we deliver to our customers, and ultimately to our stockholders, depends in large part upon the quality and capability of our people. We apply the following guiding principles with respect to executive compensation:

•	Attract, motivate, develop and retain quality executives who will increase long-term stockholder value.

•	Provide total compensation to each of our NEOs that is commensurate with position and experience, largely in annual incentive and long-term incentives aligned with the long-term interests of stockholders.

•	Grant performance-based equity awards to align executive interests with long-term interests of EPAM stockholders (beginning with grants awarded in 2024).

•	Reward exceptional performance and long-term commitment to EPAM.

We use a mix of short-term compensation, in the form of base salaries and annual cash incentive payments, and long-term compensation, in the form of equity-based awards, as the total compensation structure to meet these objectives. This compensation program serves to complement the strong alignment our NEOs have with our stockholders because of the equity holdings our NEOs have in EPAM, and our stock ownership guidelines strengthen this alignment. The Compensation Committee continues to evaluate the elements of our executive compensation program to ensure strong pay and performance alignment.

36 | 2024 Proxy Statement

Each of the components of our executive compensation program has its own objective and alignment with stockholder value creation, as set forth below.

Component	Objective	Alignment with Stockholder Value Creation

Base Salary	Provide a base amount of fixed compensation to attract and retain highly qualified executives Reflects individual seniority, skills, prior experience, scope and responsibility	Salary levels and year-over-year increases set at appropriate, but generally conservative, levels to manage fixed pay
Performance-based Cash Incentives	Reward executives for a combination of strong corporate performance and individual contributions to our success

Short-term cash incentives for executives funded based on our operational and financial results, with annual awards for our NEOs determined based on these performance measures as well as individual performance and collaboration

Equity Awards

For 2023, provide annual awards to executives in equal proportions (based on grant date value) via two types of equity vehicles, stock options and time-vested RSUs, to realize future stock price appreciation and serve as a retention tool for highly qualified executive leadership.

For grants in 2024, executive awards to those other than our CEO are granted in the form of stock options, time-vested RSUs, and performance-vested PSUs, each representing one-third of the grant. The CEO awards are granted 50% in the form of performance-vested PSUs, 17% in the form of stock options and 33% in the form of time-vested RSUs.

Reward executives for long-term success

Ultimate value of equity awards based on sustained, long-term EPAM stock price appreciation and financial performance

Benefits and Perquisites	Lack of special perquisites for executives promotes EPAM’s approach and culture

EPAM does not provide supplemental executive perquisites or retirement benefits

EPAM provides its executives with broad-based, non-discriminatory benefit plans available to all employees to focus executive pay on incentive-based cash or equity compensation

Post-employment Compensation

Lack of pension plans, retiree benefits and other post-employment benefits keeps fixed compensation costs conservative

Beginning with 2021 grants, equity awards vest upon death or disability (100% in the case of two or more years of service, and 50% in case of less than 2 years of service)

Beginning with 2022 grants, equity awards held for at least one year from the date of grant accelerate upon retirement for Section 16 officers who retire with a combined age and service of 70 (minimum age 60 and minimum tenure 5 years)

No pre-set severance terms or employment agreements

Double-trigger change of control requirements for acceleration of unvested equity awards

Equity vesting in death, disability, or retirement intended to provide programmatic vesting of equity in limited circumstances to minimize need for Committee discretion

Employee Stock Purchase Plan (ESPP)	EPAM maintains an ESPP for eligible employees, including our executive officers (available in select countries) with a market competitive design	Creates incentive for employees to share in EPAM’s value creation

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2023 Compensation Components

The graphics below show the components of our CEO’s and other NEOs’ compensation relative to each other. As these charts demonstrate, a substantial amount of our CEO’s and other NEOs’ overall compensation for 2023 has value linked to the long-term stock performance of EPAM. This underscores our dedication to ensuring our executives’ interests align with those of our stockholders.

CEO Compensation Components:

89% Variable Compensation

Other Named Executive Officers (Average):

84% Variable Compensation

•	Excludes a one-time retention RSU award to our CFO with a grant date value of approximately $3,000,000.

Compensation-Setting Process

Role of the Board & Compensation Committee

The Compensation Committee of the Board is responsible for developing, implementing and administering our executive compensation policies, including salaries and cash incentive compensation, and making recommendations to the Board for executives with respect to equity incentive compensation. In considering and making executive compensation decisions, the Compensation Committee retains the services of an independent executive compensation consultant, Pay Governance LLC (“Pay Governance”). The Compensation Committee consists entirely of independent directors pursuant to applicable NYSE rules.

The Compensation Committee determines the appropriate amount and mix of compensation for each NEO considering the recommendations of our CEO and Chief People Officer (except as to themselves) and the advice and analyses provided by its compensation consultant. There is no pre-established formula to determine the total compensation of any NEO. Each member of our executive team has a target cash incentive amount set each year by the Compensation Committee, and the amount of each individual award is determined using a formula that weights corporate performance more heavily than individual contributions, using recommendations of our CEO and Chief People Officer. For equity-based incentive compensation, the timing, value and form of awards under our equity-based plans are made at the discretion of the Board based on recommendations of our CEO and Chief People Officer and the Compensation Committee, and the Board approves equity incentive compensation for our NEOs on the recommendation of the Compensation Committee.

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Role of Management

Mr. Dobkin, as CEO, and Mr. Solomon, as Chief People Officer, provide substantial input in determining compensation paid to our other NEOs. The Compensation Committee meets periodically with Mr. Dobkin and Mr. Solomon to address executive compensation matters, including the rationale for our compensation programs and the effectiveness and market relevancy of the programs in achieving our compensation objectives. Our annual process and the interaction between our management and the Compensation Committee to review and evaluate performance and determine, adjust, and approve compensation for our NEOs and our CEO is depicted below.

Compensation Process for NEOs

Compensation Process for CEO

Role of the Compensation Consultant

The Compensation Committee uses the services of Pay Governance as its independent compensation consultant. At the Compensation Committee’s request during 2023, Pay Governance prepared analyses and reports on market pay for named executive officers, a competitive review of peer company share usage and dilution, peer group composition, information on trends and policies relating to compensation, and assisted with the design of our PSU program. In addition, Pay Governance provided advice on the Compensation Discussion and Analysis included in this Proxy Statement. Pay Governance attends meetings as appropriate at the invitation of the Compensation Committee and meets with our management from time to time to collect compensation data and information about the business. To ensure the independence of Pay Governance, the Compensation Committee annually reviews its work, fees and relationship. During 2023, Pay Governance did not perform any other services for EPAM or any of its affiliates and the Compensation Committee concluded that there was no conflict of interest within the meaning of Section 10C-1 of the Exchange Act affecting Pay Governance’s independence.

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Factors Considered in Determining Compensation

We do not typically enter into employment agreements with our executives unless required by local law, so we are generally not contractually obligated to pay our executives particular amounts or structure compensation based on minimums in employment agreements. Instead, the Compensation Committee reviews executive target pay levels for the NEOs annually to ensure that they remain competitive, overall, within our industry The Committee also considers historical and current compensation for each member of management. The Compensation Committee also considers information provided by Pay Governance in making its compensation decisions but does not specifically target a percentile against the broader market or our peer group.

The overall value of the compensation package for each NEO is determined by the Compensation Committee in consultation with the CEO and Chief People Officer (other than as to themselves). In these consultations, the Compensation Committee, CEO and Chief People Officer consider the overall performance of EPAM, as well as subjective factors including the individual performance of the other NEOs and their contributions to EPAM achievements.

EPAM uses a compensation peer group to help us understand pay levels and compensation program design for similarly sized publicly traded companies. We have focused on technology companies of similar revenue and market cap size to EPAM that also generally have strong historical revenue growth rates and significant international operations, since there are relatively few direct competitors of similar size to EPAM. The list for the most recent year (see box to the right) is subject to change from time to time depending on the continued appropriateness of the companies in terms of the factors described above and other factors. The Compensation Committee reviews the criteria, adjusts, if appropriate, and confirms the companies to be included in the peer group annually. In 2023, we removed Citrix Systems, Inc. from the compensation peer group due to its acquisition.

The Compensation Committee and management use peer group information to better understand the external marketplace; however, industry peer information is not the only factor used to determine executive pay levels. The Compensation Committee and our management consider other factors including experience, contribution, internal equity, and past compensation in addition to the peer group information.

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Elements of Compensation

The fundamental elements of our compensation program are base salary, short-term cash incentive awards, long-term equity incentives and other broad-based benefits. Although we expect these to remain the elements of our compensation program going forward, the relative weighting of each element and specific plan and award designs may evolve, as evidenced by the introduction of PSUs for 2024. We have selected these elements as the principal components of our executive compensation program because we have found them to be effective in recruiting, retaining and motivating our NEOs within the context of our business and operating environment.

Each NEO’s compensation package is individually tailored and is intended to encourage executive performance that supports our organizational strategy, while at the same time remaining aligned with our compensation philosophy and the components described above. The Compensation Committee and the Board continue to evaluate the compensation components, the mix of long- and short-term compensation, and decision-making processes for cash incentives and equity awards to ensure we are motivating our leadership and rewarding performance and creation of stockholder value.

Base Salary

Base salary is used to attract and retain our NEOs. Base salaries are determined using comparisons with industry peers and other relevant factors including the seniority of the executive, the functional role of the position, the executive’s unique skills and prior experience, the executive’s responsibility level, and other subjective performance criteria for each executive. Base salaries are reviewed annually, considering these factors and information provided by Pay Governance.

Short-Term Cash Incentive Awards

Short-term cash incentive awards are intended to be a meaningful component of our NEOs’ total compensation package. The Compensation Committee uses a senior management incentive framework that is designed to reward executives for achieving short-term (annual) performance goals, taking corporate performance and, to a lesser extent, individual performance into account. Actual cash incentives paid to our NEOs, except the CEO, are based 65% on corporate performance and 35% on individual contributions to EPAM’s success. The cash incentive paid to our CEO is based solely on corporate performance.

Under this standard framework, the Compensation Committee approves:

•	corporate performance measures and goals (and any deviation from them);

•	the aggregate funding level, based on EPAM’s revenue and profitability performance for the year, and considering management’s recommendation for any adjustments based on structured judgment;

•	individual annual cash incentive targets for the NEOs; and

•	actual annual cash incentive awards for each NEO.

Our CEO and Chief People Officer provide recommendations as to the other NEOs’ annual targets and individual performance component of actual awards.

The corporate performance funding level for executives focused equally on revenue growth and profitability as measured by adjusted income from operations. In setting the revenue and profitability targets used for incentive pool funding, the Compensation Committee considered EPAM’s publicly disclosed earnings guidance, market forces on the industry and macro-economic factors. The Compensation Committee believed that the targets and funding formula set appropriately challenging, incentivizing and attractive goals that align corporate and stockholder interests. The following table sets forth the target and actual 2023 results for each element.

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To get to the funding coefficient, we use linear interpolation from the target to the results for both revenue and profitability, as they are dependent variables. The Compensation Committee reviews the formulaic funding coefficient resulting from the linear calculation based on both revenue and profitability, from 0% to 200%, and determines whether it is appropriate given the performance of the Company for the year. For the executive short-term incentive compensation, based on the formulaic calculation using our 2023 operating results, the Compensation Committee applied the resulting 47% funding level for corporate performance. For each NEO other than the CEO, the Compensation Committee also assessed individual performance to determine the final incentive payment amount.

Measure	Target for 100% Funding	Actual 2023 Results

Revenue growth (year over year)	11.9%	(2.8)%

Adjusted income from operations (as a percentage of revenue)*	16.4%	16.3%

*Adjusted income from operations is a non-GAAP financial measure. Refer to Appendix A: Reconciliation of Non-GAAP Financial Measures for additional information.

2023 target cash incentive award levels for each NEO, the maximum cash incentive award (200% of target), and the actual 2023 cash incentive award are set forth in the table below.

NEO	2023 cash incentive target	2023 cash incentive maximum	2023 cash incentive award – actual ($)	Payout as a percentage of target (%)

Arkadiy Dobkin	$ 1,062,500	$ 2,125,000	$ 500,000	47%

Jason Peterson	$ 600,000	$ 1,200,000	$ 282,000	47%

Balazs Fejes	$ 600,000	$ 1,200,000	$ 282,000	47%

Viktar Dvorkin	$ 450,000	$ 900,000	$ 212,000	47%

Larry Solomon	$ 450,000	$ 900,000	$ 212,000	47%

Long Term Equity Incentives

Our NEOs receive long-term equity-based awards in the form of stock options and restricted stock units under EPAM’s 2015 Long Term Incentive Plan (the “2015 Plan”). These awards provide our NEOs with a personal financial interest in EPAM’s success through stock ownership, aligning their interests with that of our stockholders. Stock-based awards also enhance their long-term commitment to EPAM’s building of shareholder value, as the potential realized value of the awards is determined by stock price appreciation from the date of grant. These equity awards generally occur in the first quarter of each year and vest in equal annual installments over a four-year period commencing on the grant date. In addition to annual grants of equity-based awards, awards under the 2015 Plan may be made in connection with the start of employment, or to reward an extraordinary contribution to EPAM’s success at another “off-cycle” time.

EPAM’s Board, taking the recommendation of the Compensation Committee into consideration, approves awards of long-term equity incentives to our NEOs annually based on our performance and consideration of individual performance. In general, the amounts of each 2023 grant were similar to prior years, with adjustments to reflect current market conditions, retention needs, and corporate and individual performance. In addition to the annual awards to NEOs in 2023, the Board approved a one-time award of RSUs vesting over three years to Mr. Peterson for retention purposes.

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Historically and including 2023, annual long-term equity incentive awards to our NEOs typically consist of 50% stock options and 50% restricted stock units based on grant date fair value of the awards. The Compensation Committee has determined and recommended to the Board that this mix of equity award types aligns with EPAM’s philosophy to retain and incentivize our NEOs and reward absolute long-term stock appreciation. Through service-based vesting and forfeiture provisions included in our option and restricted stock unit award agreements, we believe that we provide an additional incentive to our leadership to act in furtherance of our long-term success and our stockholders’ interests, strongly linking pay with EPAM’s performance. As noted above, the Compensation Committee engages in ongoing evaluation of our executive compensation programs and considers adjustments to improve alignment with our compensation philosophy.

In 2024, the Compensation Committee strengthened the link between executive pay and company performance by commencing a PSU program. In the 2024 executive compensation cycle, the Compensation Committee approved awarding PSUs to our NEOs and certain other members of EPAM’s senior management. The number of PSUs that are actually earned and eligible to vest under a PSU award agreement will be determined as a percentage of the target number, between 50% (subject to threshold performance) and 200% for maximum performance, based on our level of achievement of certain performance criteria. The performance criteria for the 2024 awards include adjusted revenue growth (weighted at 37.5%), adjusted earnings per share (“EPS”) (weighted at 37.5%) and relative total shareholder return (“TSR”; weighted at 25%). The adjusted revenue growth and adjusted EPS targets are one year metrics set annually by the Compensation Committee due to the challenge in forecasting and setting long-term goals in a volatile information technology spending environment, while the relative TSR target is a three-year metric set prior to the grant date. In addition to the performance metrics described above, except in limited termination scenarios, PSUs are also subject to the continued employment of each NEO through the applicable performance period. For our CEO, the 2024 PSU grant will be valued at 50% of his overall equity compensation package, and for our other NEOs, the PSUs will represent one-third of their equity compensation for 2024.

Other Broad-based Employee Benefits

We provide retirement, health and other broad-based benefits as another component of our overall compensation scheme. We have established a 401(k) retirement plan, which is a tax-qualified self-funded retirement plan, in which our U.S. employees, including our U.S.-based NEOs, may participate. Under this plan, employees may elect to defer their current compensation up to the statutory limit. We provide discretionary matching contributions to the plan equal to 100% of the employee’s contribution up to 2% of the employee’s eligible compensation, and 50% matching on the next 4% of eligible compensation contributed. We also offer an employee stock purchase plan with market competitive terms in certain countries, and our NEOs are eligible to participate in the plan.

We currently make available to our U.S. employees, including our U.S.-based NEOs, group health insurance (including medical, dental and vision), long- and short-term disability, group life, AD&D and paid time off. Mr. Fejes receives statutory benefits required by Swiss law.

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

We do not provide any perquisites to our NEOs because we believe that our compensation objectives are better achieved through the compensation elements described above.

Other Employment Arrangements

We do not typically enter into formal employment or consultancy, change of control or other similar agreements with our executives or other employees (except to the extent required by law), although we provide offer letters for onboarding executives and other employees. These offer letters describe basic terms of employment, including initial compensation levels and equity awards granted at the time of hire, if any. We believe in mutual trust, loyalty and commitment between EPAM and our NEOs, and that employment agreements are not necessary to achieve our goals and meet our NEOs’ needs. We believe that this assertion is supported by the long tenure of several of our NEOs and our success in adding new executives to our leadership team.

There are no currently effective employment offer letters or employment agreements with our NEOs other than Mr. Fejes, who has an employment agreement with our Swiss subsidiary as required by Swiss law.

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Compensation Risk Assessment

Our management team has assessed our compensation policies and practices for all our employees with the Compensation Committee. This risk assessment is done every year, led by our Chief People Officer with feedback from other stakeholders, and includes a thorough review of each compensation and incentive program, including the participants, funding, types of awards and criteria on which awards under these programs are given. The Compensation Committee has determined, based on this review, that our compensation policies, practices, plans and programs are not reasonably likely to have a material adverse effect on EPAM. The Compensation Committee concluded that for all employees, including our NEOs, our compensation programs do not promote excessive risk taking and instead encourage behaviors that support long-term value creation for our stockholders. Our Board agreed with all of the Compensation Committee’s conclusions with respect to risks related to our compensation programs.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation paid to certain executive officers in one calendar year over $1 million per executive. While the Compensation Committee considers tax deductibility as one of the many factors in determining executive compensation, it continues to have the flexibility to pay nondeductible compensation if it believes it is in EPAM’s best interests.

Stock Ownership Guidelines

Our stock ownership guidelines, administered by the Compensation Committee, apply to executive officers, directors, and certain other key EPAM personnel and apply to shares of Common Stock (directly or indirectly owned), shares underlying vested RSUs, and shares held by immediate family members sharing a household. Our CEO’s stock ownership guideline was effective immediately in 2015, and all other individuals are required to satisfy the stock ownership guidelines within five years from the date he or she becomes subject to the guidelines. Effective in 2023, all executive officers are required to hold 50% of net shares until they meet the compliance guidelines, and all non-employee directors must hold 100% of net shares until they meet the requisite stock ownership level.

STOCK OWNERSHIP GUIDELINES

Non-Employee Directors	Non-CEO Excecutive Officers	CEO

annual retainer	annual salary	annual salary

Our CEO and all of our non-CEO NEOs and non-employee directors met or exceeded the guidelines as of December 31, 2023 or were expected to do so by the time his or her grace period for compliance ends. Notwithstanding current compliance, the Board believes that it would be unfair to require an NEO or non-employee director to buy more shares due to the volatility in the price of EPAM Common Stock. Therefore, participants are not required to purchase more shares in the event of decreases in the stock price that cause his or her holdings to fall below the applicable threshold, but he or she may not then cause the sale or transfer of any shares until the stock ownership guidelines have again been met.

Prohibition on Hedging or Pledging EPAM Common Stock

Also, as described earlier, we maintain policies that prohibit our employees and directors from pledging EPAM stock or engaging in activities considered to be hedging of our stock. Our insider trading policy and procedures, which prohibit pledging or hedging EPAM Common Stock and other securities, are described above.

Clawback Policy

In 2023, we adopted the EPAM Systems, Inc.

Compensation Recoupment Policy in accordance with Rule 10D-1 and NYSE Listed Company Manual Section 303A.14. Under our Compensation Recoupment Policy, our Compensation Committee will, to the extent permitted by law, recoup any incentive-based compensation (cash and equity) received by our executive officers in the event of a restatement of financial-based measures (regardless of whether detrimental conduct has occurred). In the case of a restatement of financial-based measures, the Compensation Committee will reasonably promptly recover the amount by which the incentive-based compensation received exceeds the amount that would have been received if the error had not been made within the three years preceding the date on which the Compensation Committee determines that the financial measure contains a material error.

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Summary Compensation Table

The following table sets forth information regarding the compensation of our NEOs for services rendered to us in all capacities for 2023, 2022, and 2021.

Name and principal position	Year	Salary ($)		Bonus ($)	Stock awards ($) (1)(2)	Option awards ($) (1)	Non-equity incentive plan compensation ($) (3)		All other compensation ($) (4)		Total ($)
Arkadiy Dobkin President and Chief Executive Officer	2023	$812,500		–	$3,118,869	$3,099,953	$500,000		$13,808		$7,545,130
	2022	$775,000		–	$2,166,810	$2,500,047	$1,000,000		$11,400		$6,453,257
	2021	$687,500		–	$2,000,063	$1,999,961	$1,234,000		$8,648		$5,930,172

Jason Peterson Senior Vice President, Chief Financial Officer and Treasurer	2023	$525,000		–	$4,527,159	$1,499,977	$282,000		$14,488		$6,848,624
	2022	$493,750		–	$1,083,272	$1,249,959	$500,000		$11,400		$3,338,381
	2021	$466,250		–	$900,177	$899,961	$700,000		$11,600		$2,977,988

Balazs Fejes President of EU and APAC Markets	2023	$587,197	(5)	–	$1,509,053	$1,499,977	$282,000	(5)		–	$3,878,227
	2022	$512,201		–	$1,083,272	$1,249,959	$500,000	(5)		–	$3,345,432
	2021	$488,959		–	$950,105	$950,006	$700,000	(5)		–	$3,089,070

Viktar Dvorkin Senior Vice President, Head of Global Delivery	2023	$456,250		–	$1,006,135	$999,985	$212,000		$16,584		$2,690,954
	2022	$437,500		–	$736,764	$849,982	$400,000		$11,400		$2,435,646
	2021	$392,500		–	$650,170	$650,019	$500,000		$11,084		$2,203,773

Larry Solomon Senior Vice President and Chief People Officer	2023	$456,250		–	$1,006,135	$999,985	$212,000		$15,178		$2,689,548
	2022	$437,500		–	$736,764	$849,982	$400,000		$11,400		$2,435,646
	2021	$392,500		–	$650,170	$650,019	$500,000		$11,600		$2,204,289

(1)

The amounts in these columns represent the aggregate grant date fair value of the restricted stock unit and option awards granted to our named executive officers in 2022 and 2023, respectively, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. We provide information regarding the assumptions used to calculate the value of these stock-based compensation awards in Note 14 to the audited consolidated financial statements included in our 2023 Annual Report. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon vesting or exercise, as applicable, will approximate the aggregate grant date fair value.

(2)

The amounts in this column for stock awards granted in 2021 represent the aggregate grant date fair value of the restricted stock units granted to our named executive officers computed by multiplying the 30-day average closing price of a share of EPAM Common Stock on the New York Stock Exchange by the number of restricted stock units granted to the applicable named executive officer.

(3)

The amounts in this column represent cash payout amounts earned under our annual cash incentive program for each of the NEOs for 2023. For additional details regarding the annual cash incentives, see the disclosure under the heading “Elements of Compensation – Short-Term Cash Incentive Awards.”

(4)	The amounts in this column represent 401(k) plan matching contributions.

(5)

Mr. Fejes’ cash compensation was paid in Swiss francs. For 2023, 2022, and 2021, the applicable exchange rates used were $1.11, $1.05, and $1.09, per Swiss franc, based on the average exchange rates from oanda.com.

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Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our NEOs for the year ended December 31, 2023.

Name	Grant date	Award approval date (1)	Estimated future payouts under non-equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (2)
			Threshold ($)	Target ($)	Maximum ($)
Arkadiy Dobkin	2/21/2023	2/21/2023	–	$1,062,500	$2,125,000
	3/31/2023	2/21/2023					19,685 (5)	$ 299	$3,099,953
	3/31/2023	2/21/2023				10,431 (3)			$3,118,869
Jason Peterson	2/21/2023	2/21/2023	–	$600,000	$1,200,000
	3/31/2023	2/21/2023					9,525 (5)	$ 299	$1,499,977
	3/31/2023	2/21/2023				5,047 (3)			$1,509,053
	3/31/2023	2/21/2023				10,094 (4)			$3,018,106
Balazs Fejes	2/21/2023	2/21/2023	–	$600,000	$1,200,000
	3/31/2023	2/21/2023					9,525 (5)	$ 299	$1,499,977
	3/31/2023	2/21/2023				5,047 (3)			$1,509,053
Viktar Dvorkin	2/21/2023	2/21/2023	–	$450,000	$900,000
	3/31/2023	2/21/2023					6,350 (5)	$ 299	$999,985
	3/31/2023	2/21/2023				3,365 (3)			$1,006,135
Larry Solomon	2/21/2023	2/21/2023	–	$450,000	$900,000
	3/31/2023	2/21/2023					6,350 (5)	$ 299	$999,985
	3/31/2023	2/21/2023				3,365 (3)			$1,006,135

(1)

On February 21, 2023, the Compensation Committee approved non-equity incentive plan award targets and recommended grants of stock options and restricted stock units to our named executive officers which our Board of Directors then approved.

(2)

The amounts in this column represent the aggregate grant date fair value of the restricted stock unit and option awards granted to our named executive officers in 2022, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. We provide information regarding the assumptions used to calculate the value of these stock-based compensation awards in Note 14 to the audited consolidated financial statements included in our 2023 Annual Report. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon vesting or exercise, as applicable, will approximate the aggregate grant date fair value.

(3)	These restricted stock units are scheduled to vest as to 25% of the shares on each of March 15, 2024, 2025, 2026, and 2027.

(4)

Represents a one-time retention grant of restricted stock units to Mr. Peterson. These restricted stock units are scheduled to vest as to one-third of the shares on each of March 15, 2024, 2025, and 2026.

(5)	Each stock option will become exercisable as to 25% of the shares on each of March 15, 2024, 2025, 2026, and 2027.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the holdings of stock options and stock awards that remained outstanding as of December 31, 2023 for each of our NEOs.

	Option awards				Stock awards

Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Option exercise price ($) (d)	Option expiration date (e)	Number of shares or units of stock that have not vested (#) (f)	Market value of shares or units of stock that have not vested (#) (1) (g)
Arkadiy Dobkin	80,000		$ 32.08	3/31/2024
	50,000		$ 61.38	3/23/2025
	41,026		$ 70.52	3/25/2026
	39,594		$ 73.27	3/24/2027
	28,830		$ 112.62	3/23/2028
	22,733 (2)		$ 169.13	3/29/2029
	18,967 (3)	6,322 (3)	$ 175.22	3/27/2030
	7,074 (4)	7,073 (4)	$ 387.74	3/26/2031
	4,823 (5)	14,466 (5)	$ 266.75	3/25/2032
		19,685 (6)	$ 299.00	3/31/2033
					21,169 (7)	$ 6,294,390
Jason Peterson	3,088 (2)		$ 169.13	3/29/2029
	7,295 (3)	2,431 (3)	$ 175.22	3/27/2030
	3,184 (4)	3,182 (4)	$ 387.74	3/26/2031
	2,411 (5)	7,233 (5)	$ 266.75	3/25/2032
		9,525 (6)	$ 299.00	3/31/2033
					20,148 (7)	$ 5,990,806
Balazs Fejes	9,093 (2)		$ 169.13	3/29/2029
	7,295 (3)	2,431 (3)	$ 175.22	3/27/2030
	3,360 (4)	3,360 (4)	$ 387.74	3/26/2031
	2,411 (5)	7,233 (5)	$ 266.75	3/25/2032
		9,525 (6)	$ 299.00	3/31/2033
					10,120 (7)	$ 3,009,080

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	Option awards				Stock awards

Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Option exercise price ($) (d)	Option expiration date (e)	Number of shares or units of stock that have not vested (#) (f)	Market value of shares or units of stock that have not vested (#) (1) (g)

Viktar Dvorkin	12,000		$ 61.38	3/23/2025

	12,868		$ 73.27	3/24/2027

	8,649		$ 112.62	3/23/2028

	6,721 (2)		$ 169.13	3/29/2029

	5,544 (3)	1,848 (3)	$ 175.22	3/27/2030

	2,300 (4)	2,298 (4)	$ 387.74	3/26/2031

	1,640 (5)	4,918 (5)	$ 266.75	3/25/2032

		6,350 (6)	$ 299.00	3/31/2033

					6,881 (7)	$ 2,045,997

Larry Solomon	8,649		$ 112.62	3/23/2028

	6,721 (2)		$ 169.13	3/29/2029

	5,544 (3)	1,848 (3)	$ 175.22	3/27/2030

	2,300 (4)	2,298 (4)	$ 387.74	3/26/2031

	1,640 (5)	4,918 (5)	$ 266.75	3/25/2032

		6,350 (6)	$ 299.00	3/31/2033

					6,881 (7)	$ 2,045,997

(1)

The closing market price of our Common Stock on the NYSE on December 29, 2023, the last trading day of 2023, was $297.34. (2) The option became exercisable as to 25% of the total grant on each of March 29, 2020, 2021, 2022 and 2023.

(3)	The option became exercisable as to 25% of the total grant on each of March 27, 2021, 2022 and 2023 and will become exercisable as to 25% of the total grant on March 27, 2024.

(4)	The option became exercisable as to 25% of the total grant on each of March 15, 2022 and 2023 and will become exercisable as to 25% of the total grant on each of March 15, 2024 and 2025.

(5)	The option became exercisable as to 25% of the total grant on March 15, 2023 and will become exercisable as to 25% of the total grant on each of March 15, 2024, 2025 and 2026.

(6)	The option becomes exercisable as to 25% of the total grant on each of March 15, 2024, 2025, 2026, and 2027.

(7)

Represents restricted stock units awarded in 2020 that are scheduled to vest as to 25% of the shares on March 27, 2024; restricted stock units awarded in 2021 that are scheduled to vest as to 25% of the shares on each of March 15, 2024 and 2025; restricted stock units awarded in 2022 that are scheduled to vest as to 25% of the shares on each of March 15, 2024, 2025, and 2026; restricted stock units awarded in 2023 that are scheduled to vest as to 25% of the shares on each of March 15, 2024, 2025, 2026, and 2027; and in the case of Mr. Peterson, 10,094 restricted stock units that are scheduled to vest as to one-third of the shares on each of March 15 2024, 2025, and 2026.

48 | 2024 Proxy Statement

Options Exercised & Stock Vested

The following table sets forth information regarding the exercise of stock options and shares acquired upon vesting of stock awards by our NEOs during the year ended December 31, 2023.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#) (1)	Value realized on exercise ($)	Number of shares acquired on vesting (#) (2)	Value realized on vesting ($) (3)

Arkadiy Dobkin	–	–	7,539	$ 2,133,136

Jason Peterson	–	–	3,141	$ 889,556

Balazs Fejes	–	–	3,290	$ 931,808

Viktar Dvorkin	–	–	2,352	$ 665,851

Larry Solomon	–	–	2,352	$ 665,851

(1)	No options were exercised by our NEOs in the year ending December 31, 2023.

(2)	Represents gross number of shares acquired on vesting. EPAM’s practice is to withhold shares to satisfy the tax withholding requirement arising from the vesting of restricted stock units.

(3)	Calculated based on the closing market price of EPAM Common Stock on the trading day prior to the vest date.

Potential Payments on Termination and Change of Control

As discussed above, in 2023 we did not have a formal severance plan or similar arrangement that provides our NEOs (or other employees) with cash severance, equity acceleration, or other payments in connection with a termination of his or her employment with EPAM (except due to death or disability or retirement, provided age and years of service conditions are met) or a change of control of EPAM. In addition, EPAM does not provide excise tax gross-ups to any of our NEOs, and the 2015 Plan expressly prohibits us from providing such gross-ups.

Treatment of Equity Awards in Termination and Change of Control Situations

Equity awards granted to our NEOs under our 2012 Long Term Incentive Plan (the “2012 Plan”), under which awards were made until June 2015, and under the 2015 Plan, under which awards have been made beginning in July 2015, may forfeit or accelerate in certain circumstances relating to termination of employment or change of control as follows:

•	Upon a termination of service for cause, any unvested restricted stock units and any unexercised portion of the option (both vested and unvested) forfeit as of the termination date.

•

For awards granted prior to 2021, upon a termination of service due to death or disability, any unvested restricted stock units and any unvested portion of the option forfeit as of the termination date. Any vested portion of the option will remain exercisable until the earlier of one year following the termination date and the expiration date of the option, unless the Compensation Committee determines that the option should be exercisable to some greater extent or remain exercisable for some longer period (but not after the tenth anniversary of the grant date). Beginning in 2021, all or a portion of equity awards granted to our NEOs will vest upon the death or disability of the NEO, depending on years of service at the time of death or disability (100% in the case of two or more years of service and 50% in case of less than two years of service).

•

Beginning with awards granted to our NEOs in 2022, upon a termination of service due to retirement, any unvested restricted stock units and any unvested portion of an option, in each case granted at least one year prior to the date of retirement will vest so long as the NEO is at least 60 years old, has worked for EPAM for at least five years, and the sum of the NEO’s age and years of service with EPAM equals at least 70. Awards granted prior to 2022 do not vest upon a termination of service due to retirement.

•

Stock options and restricted stock units awarded to our executives that are not assumed by the surviving corporate following a change of control are subject to a “double-trigger” accelerated vesting upon a change of control, such that outstanding unvested awards will only accelerate upon a termination of employment by EPAM (or an affiliate) without cause, or by the executive for good reason during the one year period following the change of control.

49 | 2024 Proxy Statement

•

Upon termination of service for any other reason, any unvested restricted stock units and any unvested portion of the option forfeit as of the termination date. Any vested portion of the option will remain exercisable until the earlier of 90 days following the termination date and the expiration date of the option, unless the Compensation Committee determines that the option should be exercisable to some greater extent or remain exercisable for some longer period (but not after the tenth anniversary of the grant date).

The following tables set forth the estimated value of the acceleration of unvested equity awards held by each of our named executive officers assuming a termination of service by EPAM or an affiliate without cause, or by the NEO for good reason, due to the death or disability of the NEO, or due to the retirement of an NEO who met the age and tenure requirements, in each case assuming that such termination occurred on December 31, 2023. In the case of a termination of service without cause or by the NEO for good reason, the following table assumes that the date of termination of services was within one year following a change of control. In the case of a termination of service due to the death or disability of the NEO, the table assumes that the date of termination of service followed at least two years of service to EPAM or an affiliate, and in the case of retirement, only includes equity awards granted at least one year prior to the date of termination of service. For our NEOs, Mr. Dobkin is the only NEO who qualifies for retirement acceleration as of December 31, 2023 and therefore only his equity awards are included in the table below.

	Value of accelerated unvested equity upon qualifying termination after change of control			Value of accelerated unvested equity upon qualifying death or disability

Name	Stock Options (1)	Restricted Stock Units (2)	Total	Stock Options (1)	Restricted Stock Units (2)	Total

Arkadiy Dobkin	$ 1,214,558	$ 6,294,390	$ 7,508,948	$ 442,515	$ 5,711,009	$6,153,524

Jason Peterson	$ 518,131	$ 5,990,806	$ 6,508,938	$ 221,257	$ 5,407,425	$5,628,683

Balazs Fejes	$ 518,131	$ 3,009,081	$ 3,527,212	$ 221,257	$ 2,784,886	$3,006,144

Viktar Dvorkin	$ 376,119	$ 2,045,997	$ 2,422,116	$ 150,442	$ 1,875,621	$2,026,062

Larry Solomon	$ 376,119	$ 2,045,997	$ 2,422,116	$ 150,442	$ 1,875,621	$2,026,062

(1)

The value associated with the acceleration of outstanding stock options is based on the closing market price of a share of our Common Stock as of December 29, 2023 ($297.34), the last trading day of 2023, minus the applicable exercise price.

(2)

The value associated with the acceleration of eligible unvested restricted stock units is based on the closing market price of a share of our Common Stock as of December 29, 2023 ($297.34), the last trading day of 2023.

Value of accelerated unvested equity upon qualifying termination after retirement

Name	Stock Options (1)	Restricted Stock Units (2)	Total

Arkadiy Dobkin	$ 442,515	$ 4,912,949	$ 5,355,464

Jason Peterson (3)	–	–	–

Balazs Fejes (3)	–	–	–

Viktar Dvorkin (3)	–	–	–

Larry Solomon (3)	–	–	–

(1)

The value associated with the acceleration of outstanding stock options is based on the closing market price of a share of our Common Stock as of December 29, 2023 ($297.34), the last trading day of 2023, minus the applicable exercise price.

(2)

The value associated with the acceleration of eligible unvested restricted stock units is based on the closing market price of a share of our Common Stock as of December 29, 2023 ($297.34), the last trading day of 2023.

(3)	None of the equity grants made to Messrs. Peterson, Fejes, Dvorkin, or Solomon qualified for acceleration upon retirement as of December 31, 2023.

50 | 2024 Proxy Statement

2023 Pay Ratio Disclosure

Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2023:

•	the median of the annual total compensation of all our employees (other than our Chief Executive Officer) was $39,153;

•	the annual total compensation of Chief Executive Officer was $7,545,130; and

•	the ratio of these two amounts was 193 to 1.

We believe our pay ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, estimates and assumptions, our pay ratio may not be comparable with the pay ratios reported by other companies. As permitted by the Pay Ratio Rule, we have used the same median employee identified in our 2022 Pay Ratio Disclosure section of our definitive proxy statement for our 2023 Annual Meeting (the “2022 Pay Ratio Disclosure”) because during 2023 there was no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to or otherwise significantly impact our pay ratio disclosure. For a full description of the methodology we used to identify our “median employee” and determine the annual total compensation for such median employee, please see our 2022 Pay Ratio Disclosure; however, the information therein is not incorporated by reference into this Proxy Statement.

51 | 2024 Proxy Statement

Pay Versus Performance
We structure our compensation using a mix of short-term compensation, in the form of base salaries and annual cash incentive payments, and long-term compensation, in the form of equity-based awards, to meet our NEO compensation objectives of:

•	Attracting, motivating, developing, and retaining quality executives who will increase long-term stockholder value.

•	Providing total compensation that is commensurate with position and experience, primarily through annual and long-term incentives aligned with the long-term interests of our stockholders.

•	Rewarding exceptional performance and long-term commitment to EPAM.

•	And beginning with 2024, grant performance-based equity awards to align executive interests with long-term interests of EPAM stockholders.
Our Compensation Discussion and Analysis that begins on page 35 of this Proxy Statement provides more information on our approach and methodology for making executive compensation decisions. As noted in the Compensation Discussion and Analysis, particularly in the tables starting on page 46, our compensation decisions are made using the value of equity-based awards measured as of the date the equity award was granted, which differs from the values in the table below which are calculated according to prescribed SEC rules. Particularly, the amounts listed in the tables and graphs below labeled as “Compensation Actually Paid” does not represent the value of cash and equity awards that we paid to our NEOs during any year, but rather is an amount calculated under SEC rules and includes, among other things, adjustments to values of unvested and vested equity awards based on year-end
stock prices and various accounting valuation assumptions.
Pay Versus Performance Table

			Average Summary Compensation Table Total for Non-PEO Named Executive Officers (1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3)	Value of Initial Fixed $100
					Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)			Total Shareholder Return (4)	Peer Group Total Shareholder Return (5)	Net Income (in thousands) (6)	Annual Revenue Growth (7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2023	$7,545,130	$5,251,802	$4,026,838	$$4,783,721	$140.15	$219.40	$417,083	(2.8%)

2022	$6,453,257	($13,933,984)	$2,888,776	($4,103,371)	$154.48	$108.30	$419,416	28.4%

2021	$5,930,172	$26,698,904	$2,618,780	$9,947,826	$315.07	$189.62	$481,652	41.3%

2020	$4,704,626	$15,462,041	$1,875,283	$5,775,470	$168.91	$147.70	$327,160	24.5%

(1)
The value associated with the acceleration of outstanding stock options is based on the closing market price of a share of our Common Stock as of December 29, 2023 ($
297.34
), the last trading day of 2023, minus the applicable exercise price.

(2)
The value associated with the acceleration of eligible unvested restricted stock units is based on the closing market price of a share of our Common Stock as of December 29, 2023 ($297.34), the last trading day of 2023.

	Year

	2020	2021	2022	2023

SCT Total Compensation	$4,704,626	$5,930,172	$6,453,257	$7,545,130

Subtract equity award values in SCT	($3,250,908)	($4,000,024)	($4,666,857)	($6,218,822)

Add year-end value of unvested equity awards granted in the year	$8,210,331	$8,830,693	$6,369,771	$6,281,375

Change in value of unvested equity awards granted in prior years	$7,457,887	$15,195,140	($11,264,101)	($1,188,374)

Change in value of equity awards granted in prior years which vested in the year	($1,659,895)	$742,923	($10,826,054)	($1,167,507)

Total	$15,462,041	$26,698,904	($13,933,984)	$5,251,802

52 | 2024 Proxy Statement

Stock option grant date fair values included in SCT Total Compensation are estimated using the Black-Scholes option valuation model as of grant date. For the purposes of calculating Compensation Actually Paid, we estimated the stock option fair values using the Black-Scholes option valuation model as of each applicable measurement date using the stock price as of the measurement date and updated assumptions (i.e., expected term, expected volatility, expected dividends, risk-free interest rate) as of the measurement date. Restricted stock unit grant date fair values are calculated as set forth in the footnotes to the Summary Compensation Table. For the purposes of calculating Compensation Actually Paid, adjustments were made using the stock price as of the last trading day of each applicable year and as of each applicable measurement date.

(3)
Column (e) reflects the average Compensation Actually Paid to our four NEOs that are not our CEO in each of 2023, 2022, 2021 and 2020, calculated as set forth in the table below and in accordance with SEC rules. No dividends or other earnings were paid on stock or option awards in any of the covered fiscal years and no equity awards were cancelled due to a failure to meet vesting conditions. The dollar amounts reflected in column (e) of the table above do not reflect the actual amount of compensation earned by or paid to our NEOs during any of the applicable years. For information regarding the decisions made by our Compensation Committee about our NEO’s compensation for each fiscal year, please see the Compensation Discussion and Analysis section of this Proxy Statement and the proxy statements for each of the fiscal years covered in the table above.

	Year

	2020	2021	2022	2023

SCT Total Compensation	$1,875,283	$2,618,780	$2,888,776	$4,026,838

Subtract equity award values in SCT	($1,099,974)	($1,575,157)	($1,959,989)	($1,631,051)

Add year-end value of unvested equity awards granted in the year	$2,778,712	$3,477,363	$2,675,178	$3,283,130

Change in value of unvested equity awards granted in prior years	$2,647,489	$5,085,424	($4,009,358)	($467,560)

Change in value of equity awards granted in prior years which vested in the year	($426,040)	$341,416	($3,697,978)	($427,636)

Total	$5,775,470	$9,947,826	($4,103,371)	$$4,783,721
Stock option fair values and time-vested restricted stock unit fair values as of the applicable measurement date were calculated as set forth in footnote 2.

(4)	Column (f) represents EPAM’s cumulative total shareholder return (EPAM TSR).

(5)
Column (g) represents the cumulative TSR of the S&P 500 Information Technology Index (“S&P 500 IT Index”) for the year ending December 31, 2023. In the measurement periods ending on December 31, 2020, 2021, and 2022, our identified peer group consisted of Cognizant Technology Solutions Corp. (NASDAQ:CTSH), DXC Technology Company (NYSE:DXC), Endava plc (NYSE:DAVA), Globant S.A. (NYSE:GLOB), Infosys Ltd. (NYSE:INFY), Perficient, Inc. (NASDAQ:PRFT), and Wipro Limited (NYSE:WIT) (together, the “Identified Peer Group”). Beginning in 2023, we elected to replace the Identified Peer Group with the S&P 500 IT Index, the same as our peer group as determined under Item 201(e) of Regulation
S-K
and described in Item 5 of the Annual Report for the year ending December 31, 2023, because we believe the S&P 500 IT Index represents a more diversified group of companies across the technology industry in which we operate and is more aligned with a comparable group of peer companies. This S&P 500 IT Index will replace our Identified Peer Group in future years. For the year ending December 31, 2023, the Identified Peer Group TSR was $146.70 and the S&P 500 IT Index TSR was $219.40, however, in this transition year both the Identified Peer Group TSR and the S&P 500 IT Index TSR are included in the graphs below. (6) Reflects “Net Income” in our Consolidated Statements of Income included in our Annual Report on Form
10-K
for each of the years ended December 31, 2023, 2022, 2021 and 2020.

(7)
Listed below in a tabular list are, in our assessment, the most important financial performance measures we use to link compensation of our NEOs for each year in the table above to EPAM’s performance. The following tabular list represents all of the financial and non-financial
measures used to link compensation to performance.

Measure	Explanation

Annual Revenue Growth	Company-Selected Measure and a financial measure of revenue growth generated from year-to-year as a percentage increase over the immediately preceding year

Adjusted Income from Operations*	A
non-GAAP
financial measure that consists of income from operations that is then adjusted to eliminate the effect of certain expenses, costs, and impairments and is used to illustrate underlying trends in our business, establish budgets and operational goals, communicate internally and externally, and for managing our business and evaluating our performance
  * Refer to “Appendix A: Reconciliation of
Non-GAAP
Financial Measures to Comparable GAAP Measures” for additional information.

53 | 2024 Proxy Statement

Below are graphs
showing
the relationship of Compensation
Actually
Paid to our CEO and
average
Compensation Actually Paid to our NEOs that are not the CEO in 2020, 2021, 2022, and 2023 to the EPAM TSR, Identified Peer Group TSR, S&P 500 IT Index TSR, EPAM’s net income, and EPAM’s annual revenue growth.
Compensation Actually Paid vs. TSR

Compensation Actually Paid vs. Net Income

Compensation Actually Paid vs. Revenue Growth (Year-over-Year)

54 | 2024 Proxy Statement

Independent Registered Public Accounting Firm

The Audit Committee, which is composed entirely of independent directors, has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2024. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2006. Representatives from Deloitte & Touche LLP will attend the Annual Meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire.

Changes in and Disagreements with Accountants on Accounting & Financial Disclosure

None.

Fees to Independent Registered Public Accounting Firm

The following table summarizes the fees incurred by Deloitte & Touche LLP and certain of its affiliates (collectively, the “Deloitte Entities”) and billed to us for each of the last two years for audit services, and billed to us in each of the last two years for audit related, tax and other services:

	2023 (in thousands)	2022 (in thousands)

Audit Fees	$ 4,152	$ 4,110

Audit-Related Fees	$ 276	$ 248

Tax Fees	$ 983	$ 695

All Other Fees	$ 2	$ 2

Total Fees	$ 5,413	$ 5,055

Audit Fees. Audit Fees consist of fees billed by Deloitte Entities for professional services rendered in connection with the integrated audit of our annual consolidated financial statements, reviews of condensed consolidated financial statements included in our quarterly Form 10-Q reports, consents issued in the current year, and foreign statutory audits.

Audit-Related Fees. Audit-Related Fees consist of fees billed for professional services rendered in connection with service organization internal control audit and assurance procedures.

Tax Fees. Tax Fees primarily consist of fees billed for professional services rendered in connection with transfer pricing studies and tax consulting services.

All Other Fees. All Other Fees consist of fees billed for accounting research tools and related database subscriptions.

Pre-Approval of Services

In accordance with its charter and legal requirements, the Audit Committee is required to approve in advance all audit and permitted non-audit services performed by our independent registered public accounting firm. As permitted by our pre-approval policy, the Audit Committee has delegated to its Chair the authority to pre-approve audit and permitted non-audit services involving estimated fees of up to $250,000 to be provided by our independent registered public accounting firm; provided that the Chair then communicates such pre-approvals to the full Audit Committee at its next regularly scheduled meeting. The pre-approval policy also includes full Audit Committee pre-approval of certain categories of audit and permitted non-audit services, up to $250,000 in the aggregate per year for each particular category of service.

As part of its review, the Audit Committee considers whether any non-audit services will, or may potentially, impact the independence of our independent registered public accounting firm. The Audit Committee pre-approved all audit and non-audit services provided to EPAM by the Deloitte Entities in 2023 and 2022. None of the services described in the table above were exempt from the pre-approval requirement set forth in the SEC rules and regulations.

55 | 2024 Proxy Statement

Proposal 1: Election of Directors

We are soliciting proxies in favor of the re-election of the four director nominees identified below. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the director nominees named below to serve for a three-year term expiring at the annual meeting of stockholders to be held in 2027.

If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board has no reason to believe that any person named below will be unable or unwilling to serve as a nominee or as a director, if elected.

Directors

Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Arkadiy Dobkin, DeAnne Aguirre, Chandra McMahon, and Robert E. Segert for election as Class III directors at the Annual Meeting. During 2023, the Board retained and paid fees to a third-party search firm to assist the Nominating and Corporate Governance Committee in identifying and evaluating potential director candidates. Consistent with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee requested that the search firm include candidates of different races, ethnicities, genders, and sexual orientations as well as diverse backgrounds, experiences, and skills, as part of its search. Our two new director nominees, DeAnne Aguirre and Chandra McMahon, were initially recommended to the Nominating and Corporate Governance Committee by the third-party search firm and selected after the committee and the Board held numerous interviews with multiple qualified candidates.

Each of these directors will hold office until the annual meeting of stockholders in 2027, or until their respective successors have been elected and qualified. The director nominees have consented to being named in this Proxy Statement as nominees for election as director and have agreed to serve as directors if elected. We did not pay a fee to any third party to identify or evaluate any potential Class III director nominees.

Please see the discussion under “Board of Directors” in this Proxy Statement for information concerning each of our nominees for director.

Vote Required

Directors are elected by a majority of the votes of the shares of our Common Stock cast in person or represented by proxy at the Annual Meeting and entitled to vote.

As prescribed by our bylaws, in the event that one or more Directors does not receive a majority of votes cast FOR his or her election at the Annual Meeting, each such director shall immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee shall make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board shall act, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision by releasing a press release and filing appropriate disclosure with the SEC within 90 days following certification of the election results.

Recommendation

The Board recommends a vote FOR each of the director nominees as Class III directors.

56 | 2024 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2024. In deciding to engage Deloitte & Touche LLP, the Audit Committee noted that there were no auditor independence issues raised with Deloitte & Touche LLP.

The Board recommends that stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Ratification of the selection of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may, in their discretion, retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of EPAM and its stockholders.

The Audit Committee reviews audit and non-audit services performed by Deloitte & Touche LLP, as well as the fees charged by Deloitte & Touche LLP for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with Deloitte & Touche LLP can be found in the following sections of this Proxy Statement: “Corporate Governance – Committees of the
Board – Audit Committee” and “Report of the Audit Committee.” For additional information about Deloitte

& Touche LLP, see “Independent Registered Public Accounting Firm” elsewhere in this Proxy Statement.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting in person or by proxy.

Recommendation

The Board recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024.

57 | 2024 Proxy Statement

Proposal 3: Annual Advisory Vote to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed and individually tailored to attract, motivate, and retain our named executive officers, each of whom is critical to our success. The components of our executive compensation programs encourage performance in support of our organizational strategy and reward our named executive officers based on Company performance and the objective and subjective evaluation of individual performance. EPAM’s equity plans are intended to align compensation with the long-term interests of our stockholders. Please read the “Executive Compensation – Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the 2023 compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures described and explained in “Executive Compensation – Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement continues to support EPAM’s long-term success.

Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of EPAM Systems, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this advisory vote to approve executive compensation is non-binding, the Board and the Compensation Committee will carefully assess the voting results and may consult directly with stockholders to better understand any issues or concerns raised through the stockholder vote.

Vote Required

The advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting in person or by proxy.

Recommendation

The Board recommends that you vote FOR approval of our executive compensation.

58 | 2024 Proxy Statement

Proposal 4: Stockholder Proposal Requesting Board Action to Eliminate the Classified Board by Approving Amendments to the Amended and Restated Certificate of Incorporation

The following proposal was submitted by John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden owns at least 15 shares of our Common Stock.

Stockholder Proposal

Proposal 4 – Elect Each Director Annually

RESOLVED, shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year for a one-year term.

Although our management can adopt this proposal topic in one-year and one-year implementation is a best practice, this proposal allows the option to phase it in.

Classified Boards like the EPAM Systems Board have been found to be one of the 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said,” In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

A total of 79 S&P 500 and Fortune 500 companies, worth more than $1 trillion, have adopted this important proposal topic since 2012. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value at virtually no extra cost to shareholders. Thus it was not a surprise that this proposal topic won more than 96%-support each at Centene Corporation and Teleflex in 2021.

Annual election of each director gives shareholders more leverage if the Board of Directors performs poorly. For instance if the Board of Directors approves executive pay that is excessive or is poorly incentivized shareholders can soon vote against the Chair of the Board’s executive pay committee instead of waiting 3-years under the current setup.

Annual election of each director would give shareholders a more expedient opportunity to see whether a poor performing director improves his performance. For instance Mr. Ronald Vargo was rejected by 9 million shareholder votes in 2023. This compares poorly to Mr. Eugene Roman who received less than 1 million against votes.

Currently after receiving 9 million against votes, Mr. Vargo need not face another shareholder vote for 3-years.

Please vote yes:

Elect Each Director Annually – Proposal 4

[END OF STOCKHOLDER PROPOSAL]

Board of Directors’ Statement in Response to Stockholder Proposal

The EPAM Systems, Inc. Board of Directors has considered the proposal set forth above requesting declassification of the Board and has determined to neither oppose nor support the proposal, nor to provide a voting recommendation to stockholders. The proposal is advisory in nature and would act as a recommendation to the Board if approved by stockholders. The Board recognizes that there are compelling arguments both in favor of and against a single class board, and is providing stockholders an opportunity to express their views on this important topic through the voting system.

Stockholders should note that approval of the proposal would not necessarily result in a declassified Board. If the proposal is approved by an affirmative vote of a majority of votes cast at the Annual Meeting, the Board, consistent with its fiduciary duties, would reexamine its position with respect to the classified board structure and anticipates it would seek additional feedback from investors as part of this evaluation. If the Board then determines to take steps necessary to declassify the Board, it will submit a proposal to the Company’s stockholders for approval of amendments to the applicable sections of the EPAM Amended and Restated Certificate of Incorporation.

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Householding

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports, notices of Internet availability of proxy materials and information statements, to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Corporate Secretary, or by telephone at (267) 759-9000 ext. 64588. We undertake to deliver separate copies of these documents promptly upon such written or oral request. Stockholders who currently receive multiple copies of these documents at their address and would like to request householding of their communications should contact their broker.

Questions and Answers About the 2024

Annual Meeting & Voting Your Shares

Why am I receiving these materials?

Our Board has made the Proxy Materials available to you on the Internet or has delivered printed Proxy Materials to you in connection with the solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting via a live audio webcast and are requested to vote on the items of business described in this Proxy Statement.

What is a Proxy?

Our Board is soliciting your vote at the Annual Meeting. You may vote by proxy as explained in this Proxy Statement. A proxy is your formal legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

Edward Rockwell and Kate Pytlewski have been designated as proxies for the Annual Meeting.

What Proposals will be voted on at the Annual Meeting?

There are four proposals that will be voted on at the Annual Meeting:

1.	To elect four Class III directors specified in this Proxy Statement to hold office for a three-year term or until their successors are elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2024.

3.	To approve, on an advisory and non-binding basis, the compensation for our named executive officers as disclosed in this Proxy Statement.

4.	To consider a stockholder proposal requesting Board action to eliminate the classified Board by approving amendments to the Amended and Restated Certificate of Incorporation.

How does the Board recommend I vote?

Our Board unanimously recommends that you vote:

•	FOR election of the four nominated Class III directors specified in this Proxy Statement (Proposal 1).

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2024 (Proposal 2).

•	FOR approval, on an advisory and non-binding basis, of the compensation for our named executive officers as disclosed in this Proxy Statement (Proposal 3).

The Board makes no voting recommendation with respect to Proposal 4.

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What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn or postpone the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Edward Rockwell and Kate Pytlewski, or either of them, will have discretion to vote on those matters in accordance with their best judgment, unless you direct them otherwise in your proxy instructions. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Who can vote at the Annual Meeting?

The Board established the Record Date for determining the stockholders entitled to vote at the Annual Meeting as April 2, 2024. Stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. On the Record Date, 57,925,988 shares of our Common Stock were outstanding, and we had no other class of equity securities issued and outstanding. You are entitled to one vote for each share of Common Stock you own for each matter to be voted on at the Annual Meeting. As of the Record Date, holders of Common Stock are eligible to cast an aggregate of 57,925,778 votes at the Annual Meeting.

Is my vote confidential?

All votes are confidential. Your vote will not be disclosed to EPAM, except as required by law, in contested Board elections or certain other limited circumstances. No recording of the Annual Meeting is allowed, including audio and video recording.

Can I participate in the Annual Meeting virtually?

Yes. Stockholders who attend the Annual Meeting virtually will be able to listen, submit questions, and vote regardless of location. To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

How can I attend the Annual Meeting virtually?

This year’s Annual Meeting will be held entirely online to allow greater participation. The virtual meeting format for the Annual Meeting enables full and equal participation by all of our stockholders from any place in the world at little to no cost. We designed the format of the virtual meeting to ensure that stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

Stockholders as of the close of business on April 2, 2024 may participate in the annual meeting by visiting https://www.virtualshareholdermeeting.com/EPAM2024. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. If you are a beneficial owner and have any questions about your control number, please contact the broker, trustee, or nominee that holds your shares.

Shares held in your name as the registered stockholder may be voted electronically during the annual meeting. Shares for which you are the beneficial owner, but not the registered stockholder, also may be voted electronically during the annual meeting.

Even if you plan to participate in the annual meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the annual meeting.

The meeting webcast will begin promptly at 10:00 a.m., Eastern time, on Friday, May 31, 2024. Online access will begin at 9:30 a.m., Eastern time, and we encourage you to access the meeting prior to the start time.

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Will I have an opportunity to ask questions at the Annual Meeting?

Yes. Stockholders that attend the live audio webcast of the Annual Meeting may submit a question in advance of the Annual Meeting and during the Annual Meeting on the Annual Meeting website. During registration for the virtual Annual Meeting and during the Annual Meeting, there will be a link allowing you to submit questions to the Board of Directors and management. During the meeting, you will be able to submit questions by typing your question into the “ask a question” box on the meeting page. Questions can be submitted once logged into the live audio webcast, which starts 30 minutes before the start time of the Annual Meeting.

Following conclusion of the formal business of the Annual Meeting, questions submitted before and during the Annual Meeting will be addressed. If the question-and-answer period extends beyond the allotted time, stockholders will be provided with information to contact our Investor Relations team and ask their questions directly.

Rules of conduct and an agenda will be available to stockholders on the virtual Annual Meeting website and will explain the format and procedure of the question-and-answer session. The rules of conduct will be strictly adhered to during the Annual Meeting.

What if I have difficulty joining or using the virtual Annual Meeting website?

We will have technicians ready to assist you with any technical difficulties you may have when accessing the virtual portion of the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting platform during the registration process or during the Annual Meeting, including any difficulties voting or submitting questions, please call the technical support number that will be posted on the virtual Annual Meeting log-in page. Technical support will be available starting 15 minutes prior to the meeting.

Where can I review the list of stockholders?

The list of EPAM’s stockholders of record as of April 2, 2024 that are entitled to vote at the Annual Meeting will be available for viewing by stockholders for any relevant purpose for 10 days prior to the Annual Meeting, as well as at the Annual Meeting, by visiting our offices at 41 University Drive, Suite 202, Newtown, Pennsylvania 18940 during ordinary business hours or by contacting EPAM’s Investor Relations team. Stockholders requesting access to the list will be asked to provide the control number found on their proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials that will be mailed or otherwise made available to stockholders entitled to vote at the Annual Meeting.

What constitutes a quorum?

A majority of our outstanding shares of Common Stock as of the record date must be present, in person or by proxy, at the Annual Meeting in order to conduct business. This is called a quorum. If there are not enough shares of Common Stock present both in person and by timely and properly submitted proxies to constitute a quorum, the Annual Meeting may be adjourned until such time as a sufficient number of shares are present. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is the difference between being a “Stockholder of Record” and a “Beneficial Owner” holding shares in street name?

Stockholder of Record: You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC. The Proxy Materials are sent directly to a stockholder of record. A stockholder of record has the right to grant its proxy to vote directly to our named proxy holders or to vote via the Internet before or during the Annual Meeting.

Beneficial Owner/Street Name: If your shares are held in a stock brokerage account or by a bank or other nominee (a “Broker”), you are considered the “beneficial owner” of shares held in street name and your Broker is considered the stockholder of record. Your Broker forwarded the Proxy Materials to you. As the beneficial owner, you have the right to direct your Broker how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you are invited to attend the virtual Annual Meeting, but you may not vote these shares during the Annual Meeting unless you obtain a “legal proxy” from the Broker that holds your shares, giving you the right to vote the shares during the Annual Meeting.

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How do I vote?

By Written Proxy: Stockholders of record can vote their shares by marking, signing and timely returning the proxy card.

By Internet Proxy: Stockholders of record can vote their shares via the Internet. The Notice contains instructions and the Internet website address in order to vote by Internet. The Internet voting procedure is designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

At the Annual Meeting: All stockholders of record may vote at the Annual Meeting. Even if you plan to attend the Annual Meeting by live audio webcast, we recommend that you also submit your proxy or voting instructions by mail or the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares Held in “Street Name”: If you are a beneficial owner because your shares of stock are held in “street name” (i.e., through a bank, broker or other nominee), you will receive voting instructions from the institutions holding your shares. The methods of voting will depend upon the institution’s voting processes. Please contact the institution holding your shares of stock for more information.

What does it mean if I receive more than one proxy card?

It means that your shares are registered differently, or you have multiple accounts. Please vote all these shares separately to ensure all the shares you hold are voted.

If I submit a proxy via a proxy card, the Internet, or by mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.

If you properly submit your proxy but do not give voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors as explained under “What if I do not specify how my shares are to be voted?”.

What if I do not specify how my shares are to be voted?

Stockholders of Record: If you are a stockholder of record and you properly submit your proxy but do not give voting instructions, the persons named as proxies will vote your shares as follows: FOR the election of EPAM’s director nominees set forth in this Proxy Statement (Proposal 1); FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2024 (Proposal 2); FOR the approval, on an advisory and non-binding basis, of the compensation of our named executive officers (Proposal 3); and ABSTAIN from voting on the stockholder proposal (Proposal 4). If you do not return a proxy, your shares will not be counted for purposes of determining whether a quorum exists, and your shares will not be voted at the Annual Meeting.

Beneficial Owners: If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to your Broker within 10 days of the Annual Meeting, your Broker will be prohibited under the rules of the New York Stock Exchange (“NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote.” The Election of Directors (Proposal 1), the Annual Advisory Vote to Approve Executive Compensation (Proposal 3), and the Advisory Vote on Stockholder Proposal Requesting Board Action to Eliminate the Classified Board by Approving Amendments to the Amended and Restated Certificate of Incorporation (Proposal 4) are considered “non-routine” matters and therefore may not be voted on by your Broker absent specific instructions from you. The Ratification of Appointment of the Independent Registered Public Accounting Firm (Proposal 2) is considered a “routine” matter and therefore may be voted on by your Broker without instruction from you. We strongly encourage you to submit your voting instructions to your Broker and exercise your right to vote as a stockholder.

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What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed

Proposal 1 – Election of Class III Directors	Majority of the votes of the shares of Common Stock cast in person or represented by proxy at the Annual Meeting.	No

Proposal 2 – Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for our Year Ending December 31, 2023	Majority of the votes of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting.	Yes

Proposal 3 – Annual Advisory Vote to Approve Executive Compensation	Majority of the votes of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting.	No

Proposal 4 – Advisory Vote on Stockholder Proposal Requesting Board Action to Eliminate the Classified Board by Approving Amendments to the Amended and Restated Certificate of Incorporation	Majority of the votes of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting.	No

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN on each of the nominees. If you ABSTAIN from voting on Proposal 1, the abstention will not influence the outcome.

With respect to Proposals 2, 3, and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on these Proposals, the abstention will have the same effect as an AGAINST vote.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with EPAM’s Corporate Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy via the Internet, you may revoke your proxy with a later Internet proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot during the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your Broker, or, if you have obtained a legal proxy from your Broker giving you the right to vote your shares at the Annual Meeting, by voting during the live audio webcast of the Annual Meeting.

How will the proxies be solicited?

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular directors, executive officers and employees, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Who will count the votes and how can I find the voting results of the Annual Meeting?

Our inspector of election will tabulate and certify the votes. We plan to announce preliminary voting results at the Annual Meeting, and we will report the final voting results in a Current Report on Form 8-K, which we timely will file with the SEC after the Annual Meeting.

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What is an abstention and how will abstentions be treated?

An “abstention” is when a stockholder chooses to abstain or refrain from voting his or her shares on one or more matters presented for a vote. For the purpose of determining the presence of a quorum, abstentions are counted as present.

What are the fiscal year end dates?

Each of our fiscal years ends on December 31. Some of the information provided in this Proxy Statement is provided as of the end of our 2020, 2021, 2022, and 2023 fiscal years and some information is provided as of a more current date.

Where can I get an Annual Report?

Our 2023 Annual Report, including consolidated financial statements as of and for the year ended December 31, 2023, is being distributed to all stockholders entitled to vote at the Annual Meeting together with this Proxy Statement, in satisfaction of the requirements of the SEC.

In addition, this Proxy Statement and our 2023 Annual Report are available to you at no charge electronically at https://www.proxyvote.com.

Additional copies of the 2023 Annual Report and copies of other documents referenced in this Proxy Statement are available at no charge upon written request. To obtain copies, please contact us at EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Edward Rockwell, Corporate Secretary. The request must include a representation by the stockholder that as of our record date, April 2, 2024, the stockholder was entitled to vote at the Annual Meeting.

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Stockholder Proposals for the

2025 Annual Meeting

If a stockholder wishes to present a proposal to be included in our proxy statement for our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), the proponent and the proposal must comply with these instructions and the proxy proposal submission rules of the SEC. One very important requirement is that the proposal be received by our Corporate Secretary no later than December 17, 2024, based on an anticipated mailing date of this Proxy Statement date of April 16, 2024, pursuant to SEC Rule 14a-8. Proposals we receive after that date will not be included in the Proxy Statement for the 2025 Annual Meeting. We urge stockholders to submit proposals by certified mail, return receipt requested.

A stockholder proposal not included in our Proxy Statement for the 2025 Annual Meeting will be ineligible for presentation at the 2025 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to our Corporate Secretary at our principal executive offices at EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Corporate Secretary. In order to be timely under our bylaws, in the case of an annual meeting of the stockholders, such notice must be received by the Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the preceding year’s annual meeting of stockholders. Therefore, for a stockholder to give timely notice and be eligible for presentation at the 2025 Annual Meeting, notice must be received by the Corporate Secretary no earlier than January 31, 2025 and no later than March 2, 2025. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received no earlier than 120 days prior to such annual meeting nor later than 70 days prior to such annual meeting or the 10th day following the day on which public announcement is first made by us of the date of such meeting.

Under the proxy access provisions of our bylaws, a stockholder, or a group of up to 20 stockholders, owning 3% or more of the outstanding shares of our Common Stock continuously for at least three years, can nominate and include in the Company’s proxy materials director candidates constituting up to the greater of two nominees or 20% of the Board (which may be adjusted in accordance with our bylaws), provided that the stockholder(s) and director candidate(s) satisfy the requirements specified in the bylaws. To nominate a director pursuant to our proxy access provisions, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address above no earlier than the close of business on November 17, 2024 and no later than December 17, 2024. If the next annual meeting is called for a date that is more than 30 days before or more than 30 days after the anniversary date of the preceding year’s annual meeting of stockholders, in order to be timely, notice of proxy access director nominees must be received by the later of the close of business on the date that is 180 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

Stockholder nominations for the election of directors at a special meeting of the stockholders must be received by our Corporate Secretary no earlier than 120 days prior to such special meeting nor later than the later of 90 days prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting.

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In addition to satisfying the advance notice provisions in our bylaws relating to nominations of director candidates, including the earlier notice deadlines set out above, to comply with the SEC’s universal proxy rule, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must also provide notice that sets forth the information required by Rule 14a-19 no later than April 1, 2025.

A stockholder’s notice to our Corporate Secretary must be in proper written form and must include the information and consents required by our bylaws related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination or proposal is made and each person whom the stockholder proposes to nominate for election as a director or the business desired to be brought before the meeting.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at U.S. Securities and Exchange Commission, Division of Corporation Finance, 100 F Street, NE, Washington, DC 20549 or through the SEC’s website at www.sec.gov. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary at EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Corporate Secretary.

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Other Matters

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent in accordance with their best judgment, unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors of EPAM Systems, Inc.:

Edward Rockwell

Senior Vice President, General Counsel and Corporate Secretary

Newtown, Pennsylvania

April 16, 2024

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Appendix A: Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

EPAM SYSTEMS, INC. AND SUBSIDIARIES

(in thousands, except percent and per share amounts) (Unaudited)

EPAM supplements results reported in accordance with United States generally accepted accounting principles, referred to as GAAP, with non-GAAP financial measures. Management believes these measures help illustrate underlying trends in EPAM’s business and uses the measures to establish budgets and operational goals, communicate internally and externally, for managing EPAM’s business and evaluating its performance. Management also believes these measures help investors compare EPAM’s operating performance with its results in prior periods. EPAM anticipates that it will continue to report both GAAP and certain non-GAAP financial measures in its financial results, including non-GAAP results that exclude stock-based compensation expenses, acquisition-related costs including amortization of acquired intangible assets, impairment of assets, expenses associated with EPAM’s humanitarian commitment to its professionals in Ukraine, unbilled business continuity resources resulting from Russia’s invasion of Ukraine, costs associated with the geographic repositioning of EPAM employees based outside of Ukraine impacted by the war and geopolitical instability in the region, employee separation costs incurred in connection with a restructuring program including the Company’s exit from Russia, certain other one-time charges and benefits, changes in fair value of contingent consideration, foreign exchange gains and losses, excess tax benefits related to stock-based compensation, and the related effect on income taxes of the pre-tax adjustments. Management also compares revenues on an “organic constant currency basis excluding the impact of the exit from Russia” and an “organic constant currency basis,” which are also non-GAAP financial measures. These measures exclude the effect of acquisitions by removing revenues from an acquired company in the twelve months after completing an acquisition and foreign currency exchange rate fluctuations by translating the current period revenues into U.S. dollars at the weighted average exchange rates of the prior period of comparison. In addition, revenues on an “organic constant currency basis excluding the impact of the exit from Russia” reflect the decision to exit from Russia by removing revenues from customers located in Russia in both the current period and prior period of comparison. Because EPAM’s reported non-GAAP financial measures are not calculated in accordance with GAAP, these measures are not comparable to GAAP and may not be comparable to similarly described non-GAAP measures reported by other companies within EPAM’s industry. Consequently, EPAM’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but rather, should be considered together with the information in EPAM’s consolidated financial statements, which are prepared in accordance with GAAP.

Reconciliation of revenue growth as reported on a GAAP basis to revenue growth on a constant currency basis is presented in the table below:

Year ended December 31, 2023

Revenue growth as reported	(2.8)%

Foreign exchange rates impact	(0.6)%

Inorganic revenue growth	(0.2)%

Impact of exit from Russia	1.0%

Revenue growth on an organic constant currency basis excluding the impact of the exit from Russia(1)	(2.6)%

(1)	Constant currency revenue results are calculated by translating current period revenues in local currency into U.S. dollars at the weighted average exchange rates of the comparable prior period.

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Reconciliation of various income statement amounts from GAAP to non-GAAP for the years ended December 31, 2022 and 2021:

	Year ended December 31, 2023			Year ended December 31, 2022

	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Cost of revenues (exclusive of depreciation and amortization) (1)	$3,256,514	$(89,464)	$3,167,050	$3,286,683	$(69,802)	$3,216,881

Selling, general and administrative expenses (2)	$815,065	$(125,768)	$689,297	$872,777	$(153,214)	$719,563

Income from operations (3)	$501,239	$263,871	$765,110	$572,966	$245,239	$818,205

Operating margin	10.7%	5.6%	16.3%	11.9%	5.1%	17.0%

Net income (4)	$417,083	$208,555	$625,638	$419,416	$225,501	$644,917

Diluted earnings per share	$7.06	$10.59		$7.09		$10.90

Notes:

Items (1) through (4) above are detailed in the table below with the specific cross-reference noted next to the appropriate line item

	Year ended December 31, 2023

	GAAP	Adjustments

Stock-based compensation expenses	$68,797	$47,470

Humanitarian support in Ukraine (a)	$11,252	$28,976

Unbilled business continuity resources (b)	$9,415	$14,712

Discretionary compensation (c)	–	$(21,356)

Total adjustments to GAAP cost of revenues (1)	$89,464	$69,802

Stock-based compensation expenses	$78,933	$52,439

Cost Optimization Program charges (d)	$35,052	–

Humanitarian support in Ukraine (a)	$6,145	$15,833

Other acquisition-related expenses	$2,723	$1,537

Geographic repositioning (e)	$1,793	$38,742

One-time charges	$1,122	$7,959

Russia long-lived asset impairment charges (f)	–	$19,570

Russia business restructuring (g)	–	$17,134

Total adjustments to GAAP selling, general and administrative expenses (2)	$125,768	$153,214

Loss on sale of business (h)	$25,922	–

Amortization of purchased intangible assets	$22,717	$22,223

Total adjustments to GAAP income from operations (3)	$263,871	$245,239

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Year ended December 31, 2023

	GAAP	Adjustments

Foreign exchange loss/(gain)	$ 15,778	$ 75,733

Change in fair value of contingent consideration included in Interest and other income, net	$ 2,818	$ 11,101

Loss on financial instrument	$ 700	–

Impairment of financial assets	–	$ 2,050

Provision for income taxes:

Tax effect on non-GAAP adjustments	$ (53,815)	$ (65,030)

Excess tax benefits related to stock-based compensation	$ (19,829)	$ (35,119

Net discrete benefit from tax planning (i)	$ (968)	$ (8,473)

Total adjustments to GAAP net income (4)	$ 208,555	$ 225,501

(a)

Humanitarian support in Ukraine includes expenses related to EPAM’s $100 million humanitarian commitment in response to Russia’s invasion of Ukraine to support EPAM professionals and their families in and displaced from Ukraine. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal. (b) Given the uncertainty in the region introduced by Russia’s invasion of Ukraine, EPAM has assigned delivery professionals in locations outside of the region to ensure the continuity of delivery for customers who have substantial delivery exposure to Ukraine or other delivery concerns resulting from the invasion. These employees are not billed to clients and operate largely in a standby or backup capacity. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.

(c)

Discretionary compensation includes the reduction of previously accrued amounts associated with the Company’s variable compensation program for the year ended December 31, 2021. This adjustment was made in response to Russia’s invasion of Ukraine and is not expected to recur in the future.

(d)

Cost Optimization Program charges includes severance and facilities charges incurred in connection with the program initiated in the third quarter of 2023. Consistent with the Company’s historical non-GAAP policy, costs incurred in connection with formal restructuring initiatives have been excluded from non-GAAP results as these are one-time and unusual in nature.

(e)

Geographic repositioning includes expenses associated with the relocation to other countries of employees based outside of Ukraine impacted by the war and geopolitical instability in the region, and includes the cost of accommodations, travel and food. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and are not expected to recur once the crisis has subsided and operations return to normal.

(f)

As a result of the Company’s decision to no longer serve customers in Russia, the Company incurred impairment charges for long-lived assets in Russia including charges of $15.1 million associated with property and equipment, $3.8 million associated with right-of-use assets and $0.7 million associated with goodwill for the twelve months ended December 31, 2022. Consistent with the Company’s historical non-GAAP policy, impairment charges have been excluded from non-GAAP results as these are one-time and unusual in nature.

(g)

As a result of the Company’s decision to no longer serve customers in Russia and through the process of completing a phased exit of its operations in Russia, the Company incurred charges associated with employee separation. Consistent with the Company’s historical non-GAAP policy, employee separation costs incurred in connection with formal restructuring initiatives have been excluded from non-GAAP results as these are one-time and unusual in nature.

(h)

On July 26, 2023, the Company completed the sale of its remaining operations in Russia and recorded a loss on sale of approximately $25.9 million during the year ended December 31, 2023, including the recognition of the accumulated currency translation loss related to this foreign entity that was previously included in Accumulated other comprehensive loss in the financial statements. The Company excluded this loss from non-GAAP results as it is one-time and unusual in nature.

(i)

One-time benefit related to the implementation of tax planning to disregard certain foreign subsidiaries as separate entities for U.S. income tax purposes. Consistent with the Company’s historical non-GAAP policy, the benefit related to the implementation of tax planning has been excluded from non-GAAP results as it is one-time and unusual in nature.

A–3 | 2024 Proxy Statement

<epam>

Headquarters

41 University Drive, Suite 202
Newtown, PA 18940, USA

P: +1-267-759-9000
F: +1-267-759-8989

EPAM SYSTEMS, INC.

41 UNIVERSITY DRIVE, SUITE 202

NEWTOWN, PA 18940

USA

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EPAM2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V39612-P02700      KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EPAM SYSTEMS, INC.
The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Arkadiy Dobkin	☐	☐	☐

The Board of Directors neither opposes nor recommends a vote on the following proposal:

4.  A stockholder proposal requesting Board action to eliminate the classified Board by approving amendments to the Amended and Restated Certificate of Incorporation.

NOTE: If any other business is presented at the Annual Meeting, including whether or not to adjourn the Annual Meeting, this proxy will be voted by the proxies in their best judgment.

				For	Against	Abstain
1b. DeAnne Aguirre	☐	☐	☐	☐	☐	☐
1c. Chandra McMahon	☐	☐	☐
1d. Robert E. Segert	☐	☐	☐
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐
3. To approve, on an advisory and non-binding basis, the compensation for our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for the year ended

December 31, 2023 are available at www.proxyvote.com.

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V39613-P02700

EPAM SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

FRIDAY MAY 31, 2024 AT 10:00 AM, EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Edward Rockwell and Kate Pytlewski or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EPAM SYSTEMS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time, on Friday, May 31, 2024, at www.virtualshareholdermeeting.com/EPAM2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE